UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

May 19, 2015 San Francisco, California

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 19, 2015 10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters Two Folsom Street San Francisco, California 94105

ITEMS OF BUSINESS

•      Elect to the Board of Directors the ten nominees named in the attached Proxy Statement;

•      Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 30, 2016;

•       Approve the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan;

•       Hold an advisory vote to approve the overall compensation of the named executive officers; and

•       Transact such other business as may properly come before the meeting.

RECORD DATE	You must have been a shareholder of record at the close of business on March 23, 2015 to vote at the Annual Meeting.

INTERNET AVAILABILITY	In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2014 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors, Financial Information, Annual Reports & Proxy links).

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

ADMISSION TO THE ANNUAL MEETING	You are entitled to attend the Annual Meeting only if you were a Gap Inc. shareholder as of the close of business on March 23, 2015 or you hold a valid proxy for the Annual Meeting. Photo identification is required for admittance. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you, or similar evidence of ownership.

WEBCAST	You may listen to our Annual Meeting by webcast at www.gapinc.com (follow the Investors, Financial News and Events, Webcasts links). The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

By Order of the Board of Directors, Michelle Banks Corporate Secretary April 7, 2015

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

Why did I receive these materials?

These proxy materials are being delivered in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 19, 2015, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California 94105 and at any adjournment or postponement thereof (the “Annual Meeting”).

On or about April 7, 2015, we commenced distribution of this Proxy Statement and the form of proxy to our shareholders entitled to vote at the Annual Meeting.

Who are the proxyholders and how were they selected?

The proxyholders were selected by our Board of Directors and are officers of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors.

How much did this proxy solicitation cost and who pays for it?

The Company will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by email, by telephone, by fax or in person. We have also retained the services of D.F. King & Co., Inc. to solicit the proxies of certain shareholders for the Annual Meeting and provide other consultation services. The cost of D.F. King’s services is estimated to be $8,000, plus reimbursement of out-of-pocket expenses.

How can I electronically access the proxy materials?

We are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials. That Notice contains instructions for accessing the materials and voting via the Internet. The Notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2014 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors, Financial Information, Annual Reports & Proxy links).

Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

If you are a Shareholder of Record or a Beneficial Owner, you may elect to receive the Notice or other future proxy materials by email by logging into www.provyvote.com. If you are a Beneficial Owner, you can also contact your broker directly to opt for email delivery of proxy materials. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our shareholder meetings.

What is “householding”?

Under SEC rules, a single package of Notices may be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless contrary instructions have been received. Each shareholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders who wish to receive a separate set of proxy materials should contact Broadridge at the same phone number or mailing address.

What items will be voted on at the Annual Meeting?

At the Annual Meeting, the following items are on the agenda:

•	The election of the ten directors nominated by the Board of Directors;

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016;

•	The approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan; and

•	The approval of the overall compensation of the Company’s named executive officers.

How will any other items be voted upon at the Annual Meeting?

If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 19, 2015, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

How do I vote my shares?

You may vote your shares (i) by Internet at www.proxyvote.com, (ii) by signing and returning a proxy card (for shareholders of record) or voting instruction card (for beneficial owners of shares), (iii) by phone at 1-800-690-6903 or (iv) in person at the meeting. If you vote by Internet or by phone, you do not need to return a proxy card or voting instruction card, but you will need to have it, or the Notice of Internet Availability, in hand when you access the voting website or call to vote by phone. Specific voting instructions are found on the proxy card, voting instruction card, or the Notice of Internet Availability of Proxy Materials.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares “FOR” the election of the directors nominated by the Board of Directors, “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016, “FOR” the approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan, and “FOR” the approval of the overall compensation of the Company’s named executive officers.

Who may vote at the Annual Meeting?

The holders of common stock at the close of business on March 23, 2015 (the “Record Date”) are entitled to one vote per share on each matter voted upon at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 419,734,675 shares of common stock outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares?

Shareholder Of Record

If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Bank, N.A., you are considered the shareholder of record with respect to those shares.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Please note that the organization is not allowed to vote your shares on most matters without your instructions, so it is important for you to provide direction to the organization on how to vote.

May I attend the Annual Meeting?

All shareholders as of the close of business on the Record Date, or holders of a valid proxy for the Annual Meeting, are entitled to attend the Annual Meeting. Shareholders who plan to attend the Annual Meeting must present valid photo identification. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee, nominee, or other similar organization (i.e., in street name), you must provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, nominee, or other similar organization, a copy of the Notice of Internet Availability of Proxy Materials, if one was mailed to you, or similar evidence of ownership. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

How can I listen to the live webcast of the meeting?

We plan to offer an audio webcast of the Annual Meeting at www.gapinc.com. If you choose to listen to the webcast, go to our website at www.gapinc.com (follow the Investors, Financial News and

Events, Webcasts links) shortly before the start of the meeting and follow the instructions provided. Please note that this webcast will be “listen only.” If you would like to vote, ask questions, or otherwise interact with the meeting participants, you will need to attend the meeting in person. The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

Are votes confidential? Who counts the votes?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except:

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

We retain an independent tabulator and inspector of election to receive and tabulate the proxies and to certify the voting results.

What happens if I do not give specific voting instructions?

Shareholder Of Record

If you are a shareholder of record and you sign, date and return a proxy card but do not specify how to vote, your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

Beneficial Owner

If you are a beneficial owner and hold your shares through a broker, bank, or other similar organization, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2 (ratification of the selection of the independent registered public accounting firm), but do not have the discretion to vote on non-routine matters such as Proposal 1 (election of directors), Proposal 3 (approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan), and Proposal 4 (advisory vote on executive compensation). Therefore, your shares will not be voted on non-routine matters without your voting instructions.

What constitutes a “quorum” for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The independent inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

What are broker non-votes and how are they counted?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. Brokers and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” The proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm is the only routine proposal on the agenda for our Annual Meeting. The other three proposals on the agenda are non-routine. If you hold your shares with a broker or other nominee, they will not be voted on non-routine proposals unless you give voting instructions. So long as the broker has discretion to vote on at least one proposal, broker non-votes are counted in determining a quorum but are not counted for purposes of determining the number of shares present in person or represented by proxy on a voting matter.

What vote is required to approve each proposal?

Election Of Directors

Election of directors by shareholders will be determined by a majority of the votes cast with respect to each director, in person or by proxy, at the Annual Meeting. Pursuant to the Company’s Bylaws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee, and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Sustainability Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

Other Proposals

The other three matters on the agenda for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Please note that Proposal 2 (ratification of the selection of the independent registered public accounting firm) and Proposal 4 (advisory vote on executive compensation) are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

May I change my vote?

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

When are shareholder proposals for the 2016 Annual Meeting due?

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2016, the Company’s Corporate Secretary must receive it no later than December 9, 2015. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2016 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 19, 2016, and no earlier than January 20, 2016 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2015 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC. If a shareholder fails to submit the notice by February 19, 2016, then the proposed business would not be considered at our Annual Meeting in 2016 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2016 as to which the proponent fails to notify us on or before February 19, 2016. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Election Process

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance and Sustainability Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all of these nominees to the Board of Directors.

Director Nominations

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed in accordance with our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Domenico De Sole, age 71.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. Chairman of Sotheby’s, an auction house, since 2015. President and Chief Executive Officer of Gucci Group NV, 1995-2004. Director of Newell Rubbermaid Inc. Former director of The Proctor & Gamble Company, 2001-2005, Delta Air Lines, Inc., 2005-2007, and Telecom Italia, 2004-2008.

As the former chief executive officer of a retailer and the current chairman of a retailer, Mr. De Sole has many years of global experience as a senior executive in the retail industry. In addition, as a former director of The Proctor & Gamble Company and as a director of Newell Rubbermaid Inc., he has insight into the global consumer goods market.

Robert J. Fisher, age 60.

Director since 1990.

Non-executive Chairman of the Board since February 2015. Managing Director, Pisces, Inc., an investment group, since 2010. Interim President and Chief Executive Officer of Gap Inc., January 2007-August 2007. Non-executive Chairman of Gap Inc., 2004-August 2007. Executive of Gap Inc., 1992-1999. Various positions with Gap Inc., 1980-1992. Former director of Sun Microsystems, Inc., 1995-2006.

Mr. Fisher has extensive retail experience, including experience specific to Gap Inc., as a result of his many years serving in a variety of high-level Gap Inc. positions, including Chief Operating Officer, President of Gap Division, Chairman of the Board, and Interim President and Chief Executive Officer.

William S. Fisher, age 57.

Director since 2009.

Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Various positions with Gap Inc., 1986-1998.

Mr. Fisher brings extensive global retail experience to the Board as a result of his years serving in a variety of high-level Gap Inc. positions, including President of the International Division, as well as his service on the boards of a number of private retail companies, including Space NK and Diptyque.

Isabella D. Goren, age 54.

Director since 2011.

Chief Financial Officer of AMR Corporation and American Airlines, Inc., 2010-2013. AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 in December 2013, for which a voluntary petition was filed in November 2011. Senior Vice President of Customer Relationship Marketing of American Airlines, 2006-2010. Various positions with AMR Corporation and American Airlines, Inc., 1986-2006, including President of AMR Services, previously a subsidiary of AMR, 1996-1998. Director of LyondellBasell Industries N.V. and MassMutual Financial Group.

Ms. Goren has broad experience in a number of key corporate functions, including finance, marketing, human resources and international operations. She brings extensive expertise in leadership, management of complex operations, building of customer loyalty programs, financial functions and global strategies.

Bob L. Martin, age 66.

Director since 2002.

Lead Independent Director from 2003 to 2015. Operating Partner of Stephens Group, Inc., a private equity group, since 2003. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant, 1999-2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., 1984-1999. Director of Conn’s Inc. Former director of Dillard’s, Inc., 2003-2004, Edgewater Technology, Inc., 1999-2005, Furniture Brands International, Inc., 2003-2010, Guitar Center, 2004-2007, Sabre Holdings Corporation, 1997-2007, and SolarWinds, Inc., 2009-2010.

Mr. Martin has over 35 years of work experience in the retail industry. As the former chief executive officer of Wal-Mart International, during which he ran operations in 12 countries across four continents, Mr. Martin acquired extensive global governance experience. As the former executive vice president and chief information officer for Wal-Mart Stores, Inc., Mr. Martin has extensive insight into the areas of IT and supply chain capabilities and strategies for a retail company.

Jorge P. Montoya, age 68.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of The Kroger Co. Former director of Rohm & Haas Company, 1996-2007.

Mr. Montoya spent over 30 years working for The Proctor & Gamble Company, during which time he acquired extensive experience in management, international growth, consumer products, and marketing.

Arthur Peck, age 59.

Director since 2015.

Chief Executive Officer of Gap Inc. since February 2015. President, Growth, Innovation and Digital division of Gap Inc., November 2012 to January 2015. President, Gap North America, February 2011 to November 2012. Executive Vice President of Strategy and Operations of Gap Inc., May 2005 to February 2011. President, Gap Inc. Outlet, October 2008 to February 2011. Acting President, Gap Inc. Outlet, February 2008 to October 2008. Senior Vice President of The Boston Consulting Group, a business consulting firm, 1982 to 2005.

As a result of his service as Gap Inc.’s Chief Executive Officer, as well as his service in other senior positions at Gap Inc. and his experience as a Senior Vice President of The Boston Consulting Group, Mr. Peck has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues facing retail companies.

Mayo A. Shattuck III, age 60.

Director since 2002.

Chairman of Exelon Corporation, an energy company, since 2012. Chairman of Constellation Energy Group, 2002-2012. President and Chief Executive Officer of Constellation Energy Group, 2001-2012. Director of Capital One Financial Corporation.

Mr. Shattuck’s experience on the boards of directors of two other public companies, along with his experience as the former chief executive officer of an investment bank and Constellation Energy Group, and his current position as non-executive Chairman of Exelon Corporation, provides him with extensive knowledge of a number of important areas, including leadership, finance, risk assessment, compliance and governance.

Katherine Tsang, age 57.

Director since 2010.

Principal of Max Giant Limited, an investment company, since 2014. Chairperson of Greater China Standard Chartered Bank, 2009-2014. Chairperson of Standard Chartered Bank (Taiwan), 2009-2014. Chairperson of Standard Chartered Bank (Hong Kong), 2011-2014. Chief Executive Officer, Standard Chartered Bank (China), 2005-2009. Former director of Baoshan Iron & Steel Co. Limited, 2006-2012.

Ms. Tsang possesses over two decades of work experience in the global banking industry. As the principal of an investment company and a former senior executive at an international bank, Ms. Tsang possesses extensive financial expertise. In addition, she has held global and regional roles in human resources spanning 56 countries. Ms. Tsang brings significant experience in management and international growth to the Board. In addition to her former position as an independent non-executive director of Baoshan Iron & Steel Co. Limited in China, Ms. Tsang has also served on the boards of three Standard Chartered Bank subsidiaries.

Padmasree Warrior, age 54.

Director since 2013.

Chief Technology and Strategy Officer of Cisco Systems, a networking technology company, since 2012. Chief Technology Officer and Senior Vice President of Engineering at Cisco Systems, 2010-2012. Chief Technology Officer at Cisco Systems, 2008-2010. Director of Box, Inc.

Ms. Warrior has extensive experience as a business leader within the technology industry. As a senior executive for a global technology company, Ms. Warrior is responsible for worldwide business and technology strategy, mergers and acquisitions, equity investments, and innovation, and is charged with aligning technology development and corporate strategy. Ms. Warrior brings significant experience in driving technology and operational innovation across a global company, and in forging growth through strategic partnerships and new business models.

Robert J. Fisher and William S. Fisher are brothers. Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links).

HIGHLIGHTS • 9 of 10 directors are independent • Independent Chairman of the Board • Individual director evaluations • Director stock ownership guidelines

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links).

Director Independence

The Board of Directors has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Domenico De Sole	Isabella D. Goren	Mayo A. Shattuck III
Robert J. Fisher	Bob L. Martin	Katherine Tsang
William S. Fisher	Jorge P. Montoya	Padmasree Warrior

In particular, the Board has determined that none of these directors has relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to Robert and William Fisher, the Board considered the following factors: (i) with the exception of Robert Fisher’s brief period of service during 2007 as Interim President and Chief Executive Officer (“CEO”) of the Company during a CEO transition, neither Robert nor William Fisher has served as an officer of the Company in over 15 years; (ii) Donald Fisher (a founder of the Company and their father) ceased being an executive officer of the Company prior to his passing in September 2009; (iii) NYSE guidance indicates that ownership of even a significant amount of stock does not preclude a finding of independence; and (iv) the lease agreements with Doris Fisher (a founder of the Company and their mother) for the display of her personal art collection (further described on page 65) provide benefits to the Company, and no financial benefit to Robert or William Fisher. After consideration of these factors, the Board concluded that there is no material relationship between the Company and Robert and William Fisher that would impact their independence under NYSE rules.

Board Leadership Structure

Effective February 1, 2015, our Amended and Restated Bylaws provide that our Chairman of the Board shall not be an officer or employee of the Company. Mr. Robert Fisher, an independent director, has served as our Chairman of the Board since February 2015.

We believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:

•

We have separated the positions of CEO and Chairman of the Board. We believe this provides the most appropriate leadership structure at this time, particularly in light of the fact that Mr. Peck is a new CEO. Our CEO is responsible for day-to-day leadership and for setting the strategic direction of the Company, while the Chairman of the Board provides independent oversight and advice to our management team, and presides over Board meetings.

•	Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Peck are independent.

•

Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board is not an independent director, the Board shall designate an independent director to serve as Lead Independent Director.

•	At each regularly scheduled Board meeting, all independent directors are typically scheduled to meet in an executive session without the presence of any management directors.

•

The charters for each of our standing committees of the Board (Audit and Finance, Compensation and Management Development, and Governance and Sustainability) require that all of the members of those committees be independent.

Risk Oversight

Board Oversight of Risk

The Board has an active role in overseeing the management of the Company’s risks. Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk, including strategic, operational, compliance, financial, and reputational risks. The assessment process is designed to gather data regarding the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews with key executives and Board members, review of critical Company strategies and initiatives, and monitoring of emerging industry trends and issues. The assessment is reviewed by the Company’s CEO, Chief Financial Officer (“CFO”), and Chief Compliance Officer and presented to the Board to facilitate discussion of high risk areas. It provides the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial and compliance risks, and the Compensation and Management Development Committee sets employee incentives with the goal of encouraging an appropriate level of risk-taking, consistent with the Company’s business strategies.

Compensation Risk Assessment

On an annual basis, management conducts a comprehensive overall review of each of the Company’s compensation policies and practices for the purpose of determining whether any of those policies and practices are reasonably likely to have a material adverse effect on the Company. As a part of this review, each of the Company’s compensation policies and practices were compared to a number of specific factors that could potentially increase risk, including the specific factors that the SEC has identified as potentially triggering disclosure. The Company balanced these factors against a variety of mitigating factors. Examples of some of the mitigating factors are (i) compensation policies and practices are structured similarly across business units; (ii) the risk of declines in performance in our largest business units is well understood and managed; (iii) incentive compensation expense is not a significant percentage of any significant unit’s revenues; (iv) for executives, a significant portion of variable pay is delivered through long-term incentives which carry vesting schedules over multiple years; (v) a mix of compensation vehicles and performance measures is used; (vi) stock ownership requirements for executives are in place; (vii) significant incentive plans are capped at all levels; (viii) threshold levels of performance must be achieved for the bulk of variable pay opportunities; and (ix) a clawback policy with respect to financial restatements is in place. Management’s assessment was also presented to the Company’s Chief Compliance Officer and the Chair of the Board’s Compensation and Management Development Committee. As a result of management’s review, the Company determined that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board of Directors has three standing committees: the Governance and Sustainability Committee, the Audit and Finance Committee, and the Compensation and Management Development Committee, each described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside of formal meetings.

The independent directors are typically scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Chairman, Mr. Robert Fisher, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the CEO, as appropriate.

The Board met six times during fiscal 2014. The following table lists the current members of each of the committees and the number of committee meetings held during fiscal 2014:

Name	Audit & Finance	Compensation & Management Development	Governance & Sustainability

Domenico De Sole		X

Robert J. Fisher			Chair

William S. Fisher

Isabella D. Goren	X

Bob L. Martin		Chair	X

Jorge P. Montoya	X

Arthur Peck

Mayo A. Shattuck III	Chair		X

Katherine Tsang		X

Padmasree Warrior		X

Number of Meetings	8	9	4

Governance and Sustainability Committee

The Board’s Governance and Sustainability Committee is composed solely of independent directors, as defined under NYSE rules.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, oversight of the Company’s programs, policies and practices relating to social and environmental issues, impacts and strategies, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Nomination of Directors

The Governance and Sustainability Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman, CEO, and at least two independent directors interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman, CEO, or chair of the Committee.

The Committee may also engage third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

The Committee will also consider director nominees recommended by shareholders. Our Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2016, the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 19, 2016, and no earlier than January 20, 2016 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2015 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the SEC (including information regarding the director nominee’s experience, qualifications, attributes and/or skills), the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 19, 2016, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2016 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Qualifications and Diversity of Board Members

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, leadership, reputation, background, qualifications, gender, race/ethnicity, personal characteristics, and ability to understand the Company’s business. The Board believes that this overall professional, personal, gender, and racial/ethnic diversity is important to the effectiveness of the Board’s oversight of the Company. Accordingly, diversity is a factor that is considered in the identification and recommendation of potential director candidates. In this regard, of the ten nominees for director, three are female and three are ethnically diverse. In addition, all director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination. The Board believes that its criteria for selecting board nominees are effective in promoting overall diversity.

Evaluation of Directors

The Governance and Sustainability Committee is responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a survey that includes Board, committee, and individual assessments. In addition, members of senior management complete a similar survey to assess Board and committee performance. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any individual and are kept confidential to ensure honest and candid feedback is received. The Committee discusses opportunities and makes recommendations for improvement as appropriate to the full Board, which implements agreed upon improvements. The Committee Chair also meets privately with individual Board members to provide feedback specific to each director received during the evaluation process. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Sustainability

The Governance and Sustainability Committee is also responsible for reviewing and evaluating Company programs, policies and practices relating to social and environmental issues, impacts and strategies to support the sustainable growth of the Company’s businesses. The Committee regularly discusses social and environmental issues at its meetings, and oversees the Company’s development of industry-leading programs and initiatives. For more information regarding our commitment to sustainability, please see our website and most recent Social and Environmental Responsibility Report available at www.gapinc.com (follow the Responsibility link).

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under SEC and NYSE rules.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, finance matters, and such other duties as directed by the Board of Directors. In addition, the Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Audit Committee Financial Expert

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Mr. Shattuck and Ms. Goren, both of whom are independent directors as determined under applicable NYSE listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under SEC and NYSE rules.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention, and succession plans. The Committee has delegated authority, within defined parameters, to the CEO or Committee Chair to approve grants of stock units to employees below the Vice President level (see the “Long-Term Incentive Grant Practices” section on page 47 for more details). The Committee has also delegated authority, within defined parameters, to the Company’s Human Resources personnel to make certain non-material changes to the Company’s employee benefit plans.

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant provides advice to the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the “Role of the CEO and Compensation Consultant” section on page 38 for more details). In addition, under NYSE rules promulgated as a result of the Dodd-Frank Act (which were incorporated into the Committee’s charter in 2013), the Committee can only retain a compensation advisor after considering six independence factors: (a) whether the advisor’s firm provides other services to the Company, (b) the fees received by the advisor’s firm from the Company as a percentage of the firm’s overall revenue, (c) the policies and procedures of the advisor’s firm designed to prevent conflicts of interest, (d) any business or personal relationship between the advisor and a member of the Committee, (e) any stock of the Company owned by the advisor, and (f) any business or personal relationship of the advisor or advisor’s firm with an executive officer of the Company. Based on a review of the Committee’s relationship with its compensation consultant and an assessment considering these six independence factors, the Committee has identified no conflicts of interest and confirmed the independence of Frederic W. Cook & Co.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Adrian Bellamy (who retired from the Board of Directors in 2014), Mr. De Sole, Mr. Martin, Ms. Tsang, and Ms. Warrior served on the Compensation and Management

Development Committee of the Board of Directors. During fiscal 2014, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our directors.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our director nominees who served during fiscal 2014 attended our 2014 Annual Meeting in person.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our directors. Each non-management director should, within three years of joining the Board of Directors, hold stock (which includes deferred stock units) of the Company worth at least five times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described on pages 47-48. Our insider trading policy, which is applicable to directors, prohibits speculation in the Company’s stock, including short sales, hedging or publicly-traded option transactions, and holding the Company’s stock in a margin account as collateral for a margin loan or otherwise pledging Company stock as collateral.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman and Corporate Secretary) by email to board@gap.com; and

•

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls, or auditing concerns to our Global Integrity department by confidential email to global_integrity@gap.com, through our Code Hotline (866) GAP-CODE or online at speakup.gapinc.com. Callers from outside North America must dial their country’s AT&T Direct Access Code which can be found at speakup.gapinc.com. Code Hotline calls are answered by a live operator from an outside company, and are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Global Integrity department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees, and committee chair retainer we paid to our non-employee directors in fiscal 2014, as well as the amounts payable for fiscal 2015:

Fiscal Year 2014 and 2015 Director Cash Compensation
	2014	2015

Annual Retainer	$75,000	$75,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000	20,000
Compensation and Management Development Committee	20,000	20,000
Governance and Sustainability Committee	15,000	15,000
Additional Annual Retainer for Lead Independent Director	25,000	n/a
Additional Annual Retainer for Chairman of the Board	n/a	200,000
Fee per Board Meeting (1)	—	—
Fee per regularly scheduled Committee Meeting	2,000	2,000

Footnote

(1)	This amount does not include a fee of $2,000 that is paid to non-employee directors who reside primarily outside of North America for attendance at each Board and/or committee meeting requiring travel to the United States.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

Equity Compensation

Non-employee directors receive the following under our 2011 Long-Term Incentive Plan:

•	Each new non-employee director automatically receives stock units with an initial value of $140,000 based on the then-current fair market value of the Company’s common stock; and

•

Each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $140,000 at the then-current fair market value of the Company’s common stock; provided that newly-appointed non-employee directors who were appointed after the Company’s last annual shareholders’ meeting will receive their first annual stock unit grant on a prorated basis based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders’ meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders’ meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders’ meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders’ meeting are granted on the date of appointment. The number of stock units is rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon ceasing to be a director of the Company.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

Directors and their spouses are eligible to receive discounts on our merchandise in accordance with the Gap Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Deferred Compensation Plan (“DCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to reflect the performance of the participant’s choice of approved investment funds. Non-employee director deferrals are not matched, and above-market or preferential interest rate options are not available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy (who retired from the Board in 2014) is the only director who served during fiscal 2014 and is eligible for plan benefits based on the fact that he remained on the Board until age 72. Accordingly, he is entitled to receive an annual benefit payment equal to $27,000 until 2033. If Mr. Bellamy dies before 2033, payments would continue to his surviving spouse for the life of his spouse, or until 2033, whichever is sooner.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2014, Glenn Murphy, our former Chairman and CEO, had an annual matching limit of $100,000. The annual limit for non-employee directors was $15,000 under the Gift Match Program. Mr. Murphy, as an employee, was also eligible to participate in our Board Service Program that matches nonprofit board service by eligible employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal 2014, which ended January 31, 2015.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Adrian D.P. Bellamy	71,000	0	0	(22,092)	0	48,908
Domenico De Sole	87,000	139,974	0	0	15,000	241,974
Robert J. Fisher	90,500	139,974	0	0	15,000	245,474
William S. Fisher	75,000	139,974	0	0	15,000	229,974
Isabella D. Goren	91,000	139,974	0	0	15,000	245,974
Bob L. Martin	137,500	139,974	0	0	10,000	287,474
Jorge P. Montoya	101,000	139,974	0	0	12,500	253,474
Mayo A. Shattuck III	115,000	139,974	0	0	10,000	264,974
Katherine Tsang	97,000	139,974	0	0	0	236,974
Padmasree Warrior	79,000	104,690	0	0	0	183,690

Footnotes

(1)	Mr. Bellamy retired as a director on May 20, 2014.

Mr. Murphy was compensated as our CEO and received no additional compensation as our Chairman or as a director. Mr. Murphy’s compensation is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 51.

(2)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2014, computed in accordance with FASB ASC 718. All stock awards reported in this column were granted in fiscal 2014. The following directors had outstanding stock awards as of fiscal 2014 year-end: Mr. De Sole (16,736), Mr. Robert Fisher (16,736), Mr. William Fisher (11,290), Ms. Goren (10,727), Mr. Martin (11,290), Mr. Montoya (11,290), Mr. Shattuck (11,290), Ms. Tsang (11,290), and Ms. Warrior (5,994). For the period during which the payment of these units is deferred (see pages 17-18), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 23, 2015 for the relevant assumptions used to determine the valuation of our stock awards.

(3)	No stock options were granted to our directors in fiscal 2014. The following directors had outstanding option awards as of fiscal 2014 year-end: Mr. Martin (7,500) and Mr. Montoya (7,500).

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 18.

(5)	Amounts in this column include any Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” on page 18).

PROPOSAL NO. 2 — Ratification of Selection of

Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016. Deloitte & Touche LLP (or its predecessor firm) has been retained as our independent registered public accounting firm since 1976. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees paid and accrued by us for audit and other services for the fiscal years ended January 31, 2015 and February 1, 2014 provided by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively “Deloitte & Touche”).

Fiscal Year 2014 and 2013 Accounting Fees
Fees (see notes below)	Fiscal Year 2014	Fiscal Year 2013

Audit Fees	$ 4,873,960	$ 4,734,453
Audit-Related Fees	256,222	267,779
Tax Fees	86,595	41,901
All Other Fees	4,782	4,354
Total	$ 5,221,559	$ 5,048,487

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases and capital verification reports.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above.

The Audit and Finance Committee approves the terms, including compensation, of the engagement of our independent registered public accounting firm on an annual basis, and has a policy to pre-approve all services performed by the firm. This policy requires that all services performed by Deloitte & Touche, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, with any such services reported to the entire Audit and Finance Committee at the next scheduled meeting.

Rotation

The Audit and Finance Committee periodically reviews and evaluates the performance of Deloitte & Touche’s lead audit partner, oversees the required rotation of the lead audit partner responsible for our audit and, through the Committee’s Chair as representative of the Committee, reviews and considers the selection of the lead audit partner. In addition, the Audit and Finance Committee periodically considers whether there should be a rotation of the independent registered public accountants. At this time, the Audit and Finance Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accountants is in the best interests of the Company and our shareholders.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, finance matters, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board of Directors, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 31, 2015 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the communications, including written disclosures and the letter from Deloitte & Touche LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Isabella D. Goren

Jorge P. Montoya

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — Approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan

We are requesting that shareholders approve the Executive Management Incentive Compensation Award Plan, as amended and restated February 25, 2015 (the “Executive MICAP”), with respect to covered employees (defined below). The performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) requires that the shareholders approve the material terms of the Executive MICAP at least every five years. The Executive MICAP was most recently approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders. Therefore, the Company is asking shareholders to again approve the Executive MICAP in order to satisfy the shareholder approval requirement under Section 162(m).

As proposed for approval, the primary changes to the Executive MICAP from the version approved by the shareholders in 2010 are:

•

to revise the business criteria (and related adjustments) available under the Executive MICAP for awards intended to comply as performance-based under Section 162(m) (“performance-based bonuses”) in order to conform them to the same provisions previously approved by our shareholders for our 2011 Long-Term Incentive Plan; and

•	to provide for the ability to award bonuses under the Executive MICAP to covered employees that do not qualify as performance-based bonuses.

The amendment and restatement of the Executive MICAP was adopted by the Board of Directors on February 25, 2015, subject to shareholder approval with respect to current and future covered employees (“covered employees”) under Section 162(m). The material terms of the Executive MICAP, as they have been amended since the 2010 Annual Meeting of Shareholders, are summarized below.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. EXECUTIVE MICAP WITH RESPECT TO COVERED EMPLOYEES.

Purpose of the Request for Approval

Section 162(m) limits the deductibility of bonuses paid to a company’s principal executive officer and its next three most highly compensated officers (other than its principal financial officer), unless they qualify as performance-based compensation under Section 162(m).

Briefly, Section 162(m) requires the following to ensure that performance-based bonuses paid to covered employees under the Executive MICAP are fully deductible:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Compensation and Management Development Committee (the “Committee”) that the performance goals in the formula have been satisfied; and

•

that the shareholders of the Company have approved the material terms of the Executive MICAP which include: (i) the eligible participants; (ii) the individual bonus limit; and (iii) the business criteria on which performance goals are based.

The Board of Directors believes the adoption of the Executive MICAP to be in the best interest of shareholders and recommends approval with respect to covered employees. If the Executive MICAP is not approved by the Company’s shareholders, bonuses will not be paid to covered employees under the Executive MICAP.

Material Features of the Executive MICAP

The following is a summary of the material features of the Executive MICAP. This summary does not purport to be a complete description of all of the provisions of the Executive MICAP and is qualified in its entirety by reference to the Executive MICAP, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

Purpose

The purpose of the Executive MICAP is to reward and recognize eligible employees for their contributions towards the achievement by the Company of its business goals.

It is the intention of the Company and the Committee to administer the Executive MICAP in compliance with Section 162(m) with respect to performance-based bonuses. With respect to all other awards, the Executive MICAP may be operated without regard to the constraints of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, the Company cannot guarantee that performance-based bonuses made under the Executive MICAP to covered employees will qualify for exemption from the Section 162(m) deduction limitation. In addition, there may be circumstances under which the Company makes awards that do not comply with Section 162(m).

Participants

Individuals eligible for Executive MICAP awards are officers of the Company (as determined by the Committee), which include the covered employees. For fiscal 2015, there are currently eight participants in the Executive MICAP. Participants in future years will be at the discretion of the Committee, but it is currently expected that a comparable number of officers will participate each year.

Administration

The Executive MICAP is administered by the Committee, which has the authority to interpret the Executive MICAP, including all decisions on eligibility to participate, the establishment of performance goals, the amount of awards payable under the Executive MICAP, and the payment of awards. The members of the Committee must qualify as “outside directors” under Code Section 162(m). The Committee may delegate, in whole or in part, its administrative authority with respect to Executive MICAP awards that are not intended to comply with the performance-based exception under Section 162(m).

Performance Goals

Awards of performance-based bonuses under the Executive MICAP to each participant will be based on one or more individual incentive targets for the performance period established by the Committee and the satisfaction of the applicable performance goal(s) determined by the Committee for such performance period. Under the Executive MICAP, a performance goal is an objective formula or standard. The formula or standard is based on one or more of the following objectively defined and non-discretionary business criteria pre-established by the Committee in accordance with Section 162(m): (a) comparable store sales growth, (b) earnings, (c) earnings per share, (d) return on equity, (e) return on net assets, (f) return on invested capital, (g) gross sales, (h) net sales, (i) net earnings, (j) free cash flow, (k) total shareholder return, (l) stock price, (m) gross margin, (n) operating margin, (o) market share, (p) inventory levels, (q) expense reduction, and (r) employee turnover. Awards under the Executive MICAP that are not intended to comply with the performance-based compensation exception under Section 162(m) may utilize objective and/or subjective performance goals based on any financial or non-financial criteria as established by the Committee in its sole discretion.

As determined in the discretion of the Committee, the performance goals for any performance period generally may (a) differ from participant to participant and from award to award, (b) be based on the performance of the Company as a whole or the performance of a specific participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Awards issued to participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors). A performance period is any period up to 36 months in duration as determined by the Committee.

In addition, the impact of objectively defined and non-discretionary items (includable in one or more of the following categories or other categories to the extent permitted by Section 162(m)) may be taken into account in any manner preestablished by the Committee in accordance with Section 162(m) when determining whether a performance goal has been attained with respect to a performance-based bonus: (1) changes in generally accepted accounting principles (“GAAP”); (2) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (3) the sale of investments or non-core assets; (4) discontinued operations, categories or segments; (5) legal claims and/or litigation and insurance recoveries relating thereto; (6) amortization, depreciation or impairment of tangible or intangible assets; (7) reductions in force, early retirement programs, or severance expense; (8) investments, acquisitions or dispositions; (9) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (10) natural catastrophes; (11) currency fluctuations; (12) stock-based compensation expense; (13) early retirement of debt; (14) conversion of convertible debt securities; and (15) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations. Awards that are not intended to be performance-based bonuses may be adjusted by the Committee in its sole discretion.

Lastly, the Committee shall generally adjust any performance criterion, performance goal or other feature of an award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

Amount of Awards and Maximum Awards

The maximum amount of any awards that can be paid under the Executive MICAP to any participant with respect to any 12-month performance period is $10,000,000 (pro-rated for performance periods of less than 12 months or a partial or whole multiple thereof for performance periods of more than 12 months), including the fair market value as of the date of grant of any stock, restricted stock or stock-based or stock denominated units awarded to a participant. For this purpose, the fair market value of stock, restricted stock or other stock-based or stock denominated units with restrictions equals the fair market value of unrestricted stock or stock underlying such units without restrictions.

The Committee, in its sole discretion, may reduce or eliminate the amount of any award otherwise payable to a participant under the Executive MICAP. With respect to awards that are not intended to be performance-based compensation under Section 162(m), the Committee, in its sole discretion, may increase the amount of an award otherwise payable under the Executive MICAP.

Payment of Awards

The payment of an award for a given performance period requires the participant to be employed on the date the award is to be paid, subject to exceptions which may be made by the Committee in its sole discretion. Prior to the payment of any performance-based bonus under the Executive MICAP to a covered employee, the Committee must certify in writing that the terms and conditions underlying the payment of such award have been satisfied. Awards under the Executive MICAP may be paid in cash or its equivalent, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination of the above, as determined by the Committee in accordance with Section 162(m) for performance-based bonuses and Section 409A of the Internal Revenue Code of 1986, as amended, for all awards.

Term and Amendment

The amendment and restatement of the Executive MICAP will be effective for performance periods beginning in fiscal 2015. The Executive MICAP does not have a fixed termination date and may be terminated by the Committee at any time, provided that the termination will not affect the payment of any awards accrued under the Executive MICAP prior to the time of termination. The Committee may amend or suspend and, if suspended, reinstate, the Executive MICAP in whole or in part at any time, provided that any amendment of the Executive MICAP will be subject to shareholder approval to the extent required by Section 162(m) or any other applicable laws, regulations or rules.

New Plan Benefits

All awards to participants are based on actual performance during fiscal 2015 (and future fiscal years) and are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Executive MICAP are not determinable at this time. Cash bonuses paid to our named executive officers for the Company’s 2014 fiscal year are shown in this Proxy Statement in the Summary Compensation Table on page 51 and discussed in more detail in the section entitled Compensation Discussion and Analysis beginning on page 31. In February 2015, the Committee set performance goals for the Company’s 2015 fiscal year for cash awards payable based on the achievement of earnings goals under the Executive MICAP.

The following table sets forth the target awards that would be payable to the persons and groups of persons named in the table, assuming that the applicable performance goals established by the Committee for fiscal 2015 are exactly 100% achieved, the participants’ salaries and target awards are those in effect as of March 23, 2015 and that they remain constant throughout the performance period, the participants are employees at the time of payment, and the Committee chooses not to reduce the award otherwise payable to any participant. There can be no assurance that these assumptions actually will occur and, therefore, there can be no assurance that the target awards shown below will be paid.

Executive MICAP

Name and Principal Position	Cash Award Dollar Value (1)

Arthur Peck, Chief Executive Officer	$2,275,000
Sabrina Simmons, EVP and Chief Financial Officer	869,231
Stefan Larsson, Global President, Old Navy	1,000,000
Jack Calhoun, Former Global President, Banana Republic (2)	—
Glenn Murphy, Former Chief Executive Officer (2)	—
Stephen Sunnucks, Former Global President, Gap (2)	—
All executive officers as a group	7,444,231
All directors, excluding executive officers, as a group (3)	—
All employees, excluding executive officers, as a group (4)	—

Footnotes

(1)	Target award values include both financial performance and individual objectives components of bonus opportunity for participants in the Executive MICAP. Please see page 41 of the Compensation Discussion and Analysis section for information regarding the individual objectives component.

(2)	Mr. Calhoun, Mr. Murphy and Mr. Sunnucks, who are no longer executive officers of the Company, are not eligible to participate in the Executive MICAP in fiscal 2015.

(3)	The Company’s non-employee directors are not eligible to participate in the Executive MICAP.

(4)	Does not include bonus amounts that may be paid under other plans or arrangements to employees who do not participate in the Executive MICAP.

PROPOSAL NO. 4 — Advisory Vote on the Overall Compensation of

The Gap, Inc.’s Named Executive Officers

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing shareholders with an advisory (non-binding) vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2015 Annual Meeting:

“RESOLVED, that the shareholders of The Gap, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure pursuant to Item 402 of Regulation S-K, set forth in the Proxy Statement for this Annual Meeting.”

The Board and the Compensation and Management Development Committee, which is comprised entirely of independent directors, will consider the outcome of the shareholders’ non-binding advisory vote when making future executive compensation decisions to the extent they can determine the cause or causes of any significant positive or negative voting results.

As described in detail under the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide the level of compensation necessary to attract, motivate, and retain talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing shareholder value and creating a successful company. Overall, we believe our executive compensation program meets each of our compensation objectives.

We were pleased to have received over 98% of all votes cast in support of the overall compensation of our executives at our 2014 Annual Meeting of Shareholders. The Compensation and Management Development Committee continued to apply the same philosophy and protocol it used in prior years to determine fiscal 2014 compensation. In addition, as described on page 36, we have several compensation governance programs in place to manage compensation risk and align the Company’s executive compensation with long-term shareholder interests.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and the related narrative disclosures, which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 23, 2015 to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer and former executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days (1)	Total	% of Class (2)

Directors and Named Executive Officers
Domenico De Sole	31,836	17,681	49,517	*
Robert J. Fisher (3) (9)	107,631,620	17,681	107,649,301	25.6%
William S. Fisher (4) (9)	108,457,914	11,495	108,469,409	25.8%
Isabella D. Goren	0	10,914	10,914	*
Stefan Larsson	0	122,500	122,500	*
Bob L. Martin	33,963	18,995	52,958	*
Jorge P. Montoya	21,459	18,995	40,454	*
Arthur Peck	129,260	185,000	314,260	*
Mayo A. Shattuck III	86,144	11,495	97,639	*
Sabrina L. Simmons	0	45,000	45,000	*
Katherine Tsang	10,679	11,495	22,174	*
Padmasree Warrior	0	6,064	6,064	*
All directors and executive officers, as a group (18 persons) (5)	126,748,657	687,315	127,435,972	30.3%
Former Executive Officers
Jack Calhoun (6)	1,008	0	1,008	*
Glenn K. Murphy (7)	589,069	1,697,926	2,286,995	*
Stephen Sunnucks (8)	256,438	0	256,438	*
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (9)	81,000,000	0	81,000,000	19.3%
Doris F. Fisher (10)	35,369,995	0	35,369,995	8.4%
John J. Fisher (9) (11)	117,647,903	0	117,647,903	28.0%

Footnotes

(1)	Reflects stock options exercisable and stock units vesting within 60 days after March 23, 2015. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on pages 17-18.

(2)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.

(3)	Includes 2,702,468 shares held jointly by Robert J. Fisher and his spouse, 17,657,263 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 9 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 123,673 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Footnotes (continued)

(4)	Includes 663,149 shares held jointly by William S. Fisher and his spouse, 18,942,930 shares held by William S. Fisher as trustee under certain trusts, including 18,211,007 shares (of which 550,000 shares are held in a charitable foundation) for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 9 below and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 162,477 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(5)	Reflects the information above as well as information regarding our unnamed executive officers; provided, however, that shares reflected more than once in the table above with respect to Robert J. Fisher and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table.

(6)	Mr. Calhoun ceased to be an executive officer of the Company in February 2015.

(7)	Mr. Murphy resigned as Chairman and Chief Executive Officer of the Company in January 2015.

(8)	Mr. Sunnucks ceased to be an executive officer of the Company in December 2014.

(9)	The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote or direct the vote of 70,200,000 shares and to dispose or direct the disposition of all of the partnership’s 81,000,000 shares. Limited liability companies which are not partners of Fisher Core Holdings L.P. nor are controlled by its general partners hold a proxy to vote 10,800,000 shares held by Fisher Core Holdings L.P.

(10)	Doris F. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares.

(11)	Includes 22,081,209 shares held by John J. Fisher as trustee under certain trusts, including 17,662,714 shares for which voting and investment power is shared, 20,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 9 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 42,268 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Note Regarding Various Fisher Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties where voting and/or dispositive power over those shares is shared by those multiple parties. As a result, the following shares are listed multiple times in the table above.

The 81,000,000 shares held by Fisher Core Holdings L.P. (see footnote 9 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, William S. Fisher, and John J. Fisher (that is, there are only 81,000,000 shares rather than 324,000,000 shares).

In addition, the shares described in footnotes (3), (4) and (11) above for which voting and investment power is shared by Messrs. Robert J. Fisher, William S. Fisher, and John J. Fisher actually represent an aggregate of 26,490,492 shares, rather than 52,980,984 shares, as a result of that shared voting and investment power.

For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 34.6% of the outstanding shares by one or more of Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P.

The aggregate total ownership of one or more of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 43.0% of the outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. The Company notes that, due to a Company administrative error, (i) Glenn Murphy and Stephen Sunnucks each reported the March 17, 2014 issuance and release of performance shares one day late on a Form 4, and (ii) Stephen Sunnucks reported the March 17, 2014 grant of stock options one day late on a Form 4. These transactions did not result in any liability under Section 16(b) of the Exchange Act. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2014 all other Section 16(a) filing requirements were satisfied on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis explains the key elements of our executive compensation program and compensation decisions for our named executive officers (“Executives”). The Compensation and Management Development Committee of our Board of Directors (the “Committee”) oversees these programs and determines compensation for our Executives.

Executive Summary

Our Executives during fiscal 2014 were:

•	Glenn Murphy	Chairman of the Board and CEO (until January 2015)
•	Sabrina Simmons	Executive Vice President and Chief Financial Officer
•	Jack Calhoun	Global President, Banana Republic (until February 2015)
•	Stefan Larsson	Global President, Old Navy
•	Arthur Peck	President, Growth, Innovation, and Digital (became CEO in February 2015)
•	Stephen Sunnucks	Global President, Gap (until December 2014)

Fiscal 2014 Business Highlights

In fiscal 2014, we successfully grew both revenue and earnings per share, while delivering progress against our strategic and financial objectives. Building on last year’s strong performance, 2014 net sales grew 2% on flat comparable sales. We continued to execute on our key initiatives, including global growth and omni-channel innovation. Within our portfolio of brands, Old Navy had strong performance for the year with a positive 5% comp, while results at Gap brand at a negative 5% comp were disappointing. Banana Republic’s comparable sales were flat for the year. In the face of challenging results at Gap brand, which pressured gross margins, we demonstrated strong expense and inventory discipline across the Company. Additionally, we generated healthy operating cash flow of $1.4 billion and continued our commitment to returning excess cash to shareholders, buying back about 30 million shares. Despite depreciating foreign currencies, which negatively impacted our earnings per share growth rate by about five percentage points, our balanced approach of revenue growth combined with disciplined expense management and cash distribution drove earnings per share growth of 5%.

Demonstrating the strength of our internal succession planning process, Art Peck succeeded Glenn Murphy as CEO of the Company in February 2015. During Mr. Murphy’s tenure, we delivered exceptional financial results with an impressive six-year compounded annual growth rate on earnings per share of 13.5% and a total shareholder return (“TSR”) of 190% through the end of fiscal 2014. Under Mr. Murphy’s stewardship, we acquired new brands and globalized our business by expanding store locations from about 10 to 50 countries, including China.

Other Important Milestones

We also achieved the following important milestones during the year:

•	We continued to execute on our global growth strategy, opening 216 Company-operated stores in fiscal 2014.

¡

Less than four years after the first Gap store opened in greater China, the brand surpassed 100 stores in the region, finishing the year with 111 Gap and Gap Outlet stores across mainland China, Hong Kong and Taiwan.

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Old Navy continued to expand its global customer base, opening its first Company-operated store and e-commerce site in mainland China, with 7 stores at year-end. During the year, Old Navy also opened its first-ever franchise-operated store in March in the Philippines, and announced plans to open franchise-operated stores in six Middle Eastern countries beginning in Spring 2015.

¡	We opened an additional 18 Old Navy stores in Japan, ending the year with 36.

¡	We opened 60 Gap Outlet and Banana Republic Factory stores to end the year with 583.

¡	We opened 37 Athleta stores and 5 Intermix stores, for a total of 101 and 42, respectively.

•

We continued to enhance our digital and omni-channel capabilities, expanding our Reserve in Store service to all U.S. Gap, Banana Republic and Athleta stores. We also extended our Order in Store capabilities to about 1,000 U.S. stores across the fleet and made in-store mobile experiences easily accessible to customers by adding Wi-Fi service in more than 1,100 stores.

•

We reinforced our commitment to shareholders by returning about $1.6 billion in cash to shareholders through share repurchases and dividends for the full year. In October, we announced a new $500 million share repurchase authorization.

Fiscal 2014 Executive Compensation Summary

We were pleased to have received over 98% of all votes cast in support of the overall compensation of our Executives at our 2014 Annual Meeting of Shareholders.

The Committee considered this advisory vote and believes that it underscores shareholder support for our compensation philosophy and the overall structure of our executive compensation programs. As in past years, our compensation programs align Executives with our annual and long-term objectives as well as the returns realized by our long-term shareholders. While we achieved a TSR of 10% in fiscal 2014 and successfully grew revenue and earnings per share, led by strong performance at Old Navy and very disciplined expense management, our incentive compensation targets for both revenue and earnings were set at a level that required meaningful improvement from fiscal 2013 and we fell short of these goals except at Old Navy. As a result, payouts based on financial performance under our incentive plans for fiscal 2014 were substantially below target levels except for Old Navy. Although we did not achieve these financial goals in most cases, there were a number of other noteworthy successes during the year as highlighted in the previous section, which helped drive solid individual objective component payouts under the annual bonus.

At the beginning of fiscal 2014, we made compensation decisions intended to motivate achievement of performance goals and to retain key Executives, including the following:

•	Base salaries. We did not increase base salaries, other than a modest increase given to Mr. Peck in light of increased responsibilities as President, Growth, Innovation and Digital.

•

Financial performance goals.  Target performance goals were set prospectively at the beginning of the year to provide an appropriate and realistic incentive while requiring improved performance from the prior year. We believe the resulting annual bonus and long-term incentive payouts described below reflect our continued commitment to pay for performance.

•

Annual bonuses.  The target bonus as a percentage of base salary was increased for Ms. Simmons to maintain appropriate positioning externally and compared to other Executives. Consistent with our philosophy of linking Executive pay to performance, annual bonuses were earned below target for all Executives except Mr. Larsson. Actual annual bonuses paid are described in detail on page 42.

•

Long-term incentives.  The long-term incentive awards granted during the year represent only an opportunity for Executives to earn actual realized compensation based on future financial performance and shareholder value creation. We granted stock options to certain Executives other than the CEO, aligning Executive compensation with the long-term interests of our shareholders. We also approved a special stock unit grant to Ms. Simmons following a review of outstanding long-term incentives to further encourage retention over an extended period.

We granted performance shares under our Long-Term Growth Program (“LGP”) to Executives other than the CEO.

The 2012-2014 performance period for LGP awards granted in 2012 was completed, and awards were earned above target, as described in detail on page 46, reflecting our strong financial performance during the overall period. TSR during this period was 130%.

CEO Compensation Summary

•	We did not increase base salary, which remained at the same level established on Mr. Murphy’s hire date in 2007.

•	Annual bonus was earned at 24% of target based on financial performance, which was below our expectations.

•

In fiscal 2012, we granted performance shares that covered the period from the beginning of fiscal 2012 to the end of fiscal 2014. The target number of shares that could be earned during the period was an aggregate of 1,000,000, with a potential range at the time of grant of 0 to 2,000,000 shares. At the time the grant was made, the Committee viewed the annualized value of the grant over the three-year period as sufficient to cover three years’ worth of equity grants to Mr. Murphy. Therefore, the Committee did not award further equity grants to Mr. Murphy through fiscal 2014.

Based on our fiscal 2014 financial performance, the third tranche of Mr. Murphy’s performance shares was not earned. However, based on strong financial performance during the overall three-year period, 1,297,926 shares were earned and became vested on January 31, 2015, which is approximately 130% of the target shares over the three-year period. TSR during this period was 130%.

The chart below shows the proportion of each major component of our CEO’s fiscal 2014 compensation, as reported in the Summary Compensation Table on page 51, the majority of which is weighted toward incentive compensation tied to our financial performance and the long-term return realized by shareholders.

In connection with the appointment of Mr. Peck as our new CEO effective February 1, 2015, we established a compensation package that is structurally the same as our other Executives to help ensure alignment of interests across the Executive team. Over 50% of the target long-term incentive compensation is in the form of performance shares and most of the total compensation opportunity requires achievement of performance goals or share price appreciation. Mr. Peck has no benefits and perquisites outside of what is provided to our other Executives.

CEO Pay Alignment with Performance

The charts below show the directional relationship between Company performance, based on Net Sales and Diluted Earnings Per Share, and our CEO’s reported compensation from 2012 to 2014. These two key metrics are illustrated because they tend to correlate to long-term value for shareholders. Gap Inc.’s stock delivered a total return of 10% in fiscal 2014, and 130% over the three fiscal years ending in 2014.

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short- and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented culture;

•	Support our business strategy by motivating and rewarding achievement of annual short- and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Promote a culture of executive stock ownership.

Our program rewards executives for the achievement of corporate and divisional financial and non-financial objectives, for their individual contributions to these results, and for optimizing long-term returns to shareholders. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock price does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our Executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Overall, we believe our executive compensation program met each of our compensation objectives and continues to demonstrate our strong commitment to pay for performance. The table on the next page highlights key compensation practices – both the practices we believe support strong governance principles and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What we do	What we don’t do
✓      Pay for Performance
We tie pay to performance. Our
compensation programs are heavily
weighted toward performance with limited
perquisites and competitive severance
benefits.

✓     Tally Sheets
We review tally sheets, which are intended
to summarize key elements of total
compensation and potential wealth
accumulation, for our Executives prior to
making annual compensation decisions.

✓     Recoupment Policy
We have an incentive compensation
recoupment (“clawback”) policy covering
our Executives.

✓     Culture of Ownership
We have executive stock ownership
requirements which we review on a regular
basis and revise as needed.

✓     No Hedging
We prohibit Executives from engaging in
any hedging or publicly-traded derivative
transactions in Company stock.

✓     No Pledging
We prohibit Executives from pledging
Company stock as collateral for a loan or
for any other purpose.

✓     Independent Compensation Consultant
The Committee utilizes an independent
compensation consulting firm, Frederic W.
Cook & Co., Inc. The firm does not provide
any other services to the Company, and we
have identified no conflicts of interest
related to the consulting firm’s provision of
services to the Committee.

✗ No Long-Term Employment Agreements
with Guarantees
We have no employment contracts of
defined length with our Executives and no
multi-year guarantees for base salary
increases, bonuses or equity
compensation.

✗     No Golden Parachute Tax Gross-Ups
None of our Executives are entitled to tax
gross-up payments other than on relocation
and international assignment related
payments or services that are business-
related and also generally available to other
employees.

✗     No Repricing
We have not repriced stock options nor are
we able to do so without shareholder
approval.

✗     No SERP
We have no supplemental executive
retirement plan (“SERP”).

✗     No Change in Control Arrangements
We have no severance arrangements
specific to a change in control.

✗     No Material Compensation Risk
We have no incentive compensation
arrangements for Executives that create
potential material risk for the Company,
based on a risk assessment conducted by
the Company.

✗     No Dividends on Unearned Performance
Awards
We do not pay dividends on unearned
performance awards.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using tally sheets, which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing market compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past, and to ensure appropriate scope and complexity relative to the Company. Because the size of the peer group companies varies considerably, regression analysis is used where appropriate to adjust the compensation data for differences in Company revenues.

The peer group is reviewed by the Committee each year. The peer group used in 2014 was comprised of the companies listed below and was unchanged from 2013.

Abercrombie & Fitch Aeropostale American Eagle Outfitters Avon Products Best Buy Children’s Place Retail Stores Coach Coca-Cola Costco Wholesale Estee Lauder Companies Disney	General Mills J.C. Penney J. Crew Kellogg Kimberly Clark Kohl’s Levi Strauss L Brands Macy’s McDonald’s Nike	Nordstrom PepsiCo Polo Ralph Lauren Ross Stores Sears Holdings Staples Starbucks Target TJX Companies Williams-Sonoma YUM! Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Watson, an international consulting company. The surveys provide levels of base salary, annual incentives, and long-term incentive grant values in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee uses the peer group data along with the tally sheet data as a frame of reference to inform compensation decisions, but compensation is not set to meet specific benchmarks or percentiles.

In conducting its analysis and determining compensation, the Committee also takes into account these factors where relevant:

•	Business and talent strategies;

•	The nature of each Executive’s role;

•	Individual performance (based on specific financial and operating objectives for each Executive, as well as leadership behaviors);

•	Compensation history, including at former employers in the case of new hires;

•	Future potential contributions by the Executive;

•	Internal comparisons to other Executives;

•	Comparisons of the value and nature of each compensation element to each other and in total; and

•	Retention risk.

The Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant when appropriate. Significant weight is placed on the recommendations by the CEO for compensation other than his own. The Committee periodically reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards. Analysis for each compensation component and the decisions that were made is described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each Executive using the factors described above under “Compensation Analysis Framework” and makes recommendations to the Committee about the structure of the compensation program and individual arrangements. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to advise the Committee periodically on the compensation program structure and individual compensation arrangements. The consultant was selected by the Committee and does not provide any other services to the Company. In addition, we have conducted a review of the Committee’s relationship with its compensation consultant, and have identified no conflicts of interest. From time to time, the consultant attends Committee meetings, presents briefings on general and retail-industry compensation trends and developments, and is also available to the Committee outside of meetings as necessary. The consultant reports directly to the Committee, although the consultant meets with management from time to time to obtain information necessary to advise the Committee.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard. We also provide our Executives with benefits and limited perquisites that are available to a broader group of employees or that are intended to maximize productivity.

The use and weight of each compensation element is based on the judgment of the Committee regarding the importance of each compensation objective in supporting our business and talent strategies, as well as the structure of these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each Executive’s potential compensation at target performance levels, to emphasize the importance of performance-based compensation.

Base Salary

Base salaries are set at a level that the Committee believes will effectively attract and retain top talent, considering the factors described above under “Compensation Analysis Framework.” In addition, the Committee considers the impact of base salary changes on other compensation components where applicable. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed, but these effects are generally not considered when making base salary decisions. The Committee reviews base salaries for Executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2014, and changes that occurred during the year.

Name	Base Salary on 2/1/2014	Base Salary on 1/31/2015	Comments

Glenn Murphy	$1,500,000	$1,500,000	Mr. Murphy resigned as Chief Executive Officer in January 2015.
Sabrina Simmons	$825,000	$825,000
Jack Calhoun	$900,000	$900,000	Mr. Calhoun ceased to be an Executive in February 2015.
Stefan Larsson	$1,000,000	$1,000,000
Arthur Peck	$900,000	$950,000	Salary was increased in March 2014 during the annual review to recognize increased responsibilities as President, Growth, Innovation, and Digital.

Former Executive
Stephen Sunnucks	$1,052,096	N/A	Mr. Sunnucks ceased to be an Executive in December 2014. Salary (paid in British pound sterling) was unchanged. The exchange rate as of the last business day of fiscal 2013 was used to convert Mr. Sunnucks’ base salary (£640,000) to U.S. dollars for purposes of this presentation.

Annual Incentive Bonus

Fiscal 2014 Annual Bonus

We have an annual cash incentive bonus program for Executives to motivate and reward achievement of financial and individual objectives and to provide a competitive total compensation opportunity. Mr. Murphy’s annual incentive bonus was based exclusively on earnings and net sales performance (weighted 75% and 25%, respectively) given his role as CEO and direct accountability for operating results. For Executives other than Mr. Murphy, the annual incentive bonus was based on two components:

1.	75% of their total opportunity was based on the financial performance of the Company or a division of the Company (of this, 75% was based on earnings, given the importance of accountability for operating results, and 25% on net sales, to drive top-line focus).

2.	25% of their total opportunity was based on subjective individual and organization objectives, to recognize results outside of the earnings and net sales goals.

In setting the fiscal 2014 annual bonus structure, the Committee considered our business priorities and the factors described above under “Compensation Analysis Framework.” To maintain appropriate positioning, the target percentage of base salary for Ms. Simmons was increased from 75% to 100%. The table below describes the target annual bonus and potential payout range for each Executive.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Target

Glenn Murphy	150%	0 – 200%
Sabrina Simmons	100%	0 – 200%
Jack Calhoun	100%	0 – 200%
Stefan Larsson	100%	0 – 200%
Arthur Peck	100%	0 – 200%
Former Executive
Stephen Sunnucks	100%	0 – 200%

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”). The Committee approves threshold, target and maximum performance goals at the beginning of each performance period. Bonuses are paid under the financial performance component only if threshold goals are exceeded. The Committee may reduce (but not increase) earned bonuses under this component. Actual bonuses are generally paid in March.

Bonuses for fiscal 2014 financial performance were based on earnings (weighted 75%) and net sales (weighted 25%) goals. Earnings and net sales were used to measure both Company and division performance, in both cases subject to potential adjustment for certain items such as extraordinary and non-recurring items. The earnings measure was selected for fiscal 2014 and weighted more heavily because the Committee believed that earnings should continue to be a focus of Executives and is a good measure of actual operating performance within their control and accountability. The net sales measure is intended to drive top-line focus and to promote continued focus on growing market share. Measuring both earnings and net sales diversifies performance metrics, and we believe it provides an appropriate balance between cost management and top line performance.

The table below shows fiscal 2014 earnings and net sales goals expressed as a percentage of fiscal 2013 actual results. Goals for fiscal 2014 were set at levels that required improvement from 2013 results for Executives to earn target payouts given our expected performance at the time goals were established. Goals were also set at a level intended to provide a meaningful incentive to Executives to improve performance. Also shown are the actual weighted percentages achieved expressed as a percentage of fiscal 2013 actual results after adjustments to exclude the costs associated with closure of the Piperlime business, the benefit from the sale of one of our headquarters buildings and a store lease, one-time litigation expense, and severance costs associated with leadership transitions. No other adjustments to the results were made other than neutralization of foreign exchange rate fluctuations.

		2014 Earnings / Net Sales Goals as a Percentage of Fiscal 2013 Actual Earnings / Net Sales			Actual Fiscal 2014 Percentage Achieved After Adjustments
Name	Company / Division	Threshold	Target	Maximum	Earnings	Net Sales

Glenn Murphy	Gap Inc.	94% / 104%	108% / 107%	111% / 108%	98%	103%
Sabrina Simmons	Gap Inc.	94% / 104%	108% / 107%	111% / 108%	98%	103%
Jack Calhoun	Banana Republic Global	97% / 103%	112% / 108%	115% / 108%	100%	103%
Stefan Larsson	Old Navy Global	93% / 103%	107% / 108%	109% / 108%	116%	107%
Arthur Peck	Growth, Innovation & Digital	121% / 107%	166% / 115%	180% / 120%	130%	108%
Former Executive
Stephen Sunnucks	Gap Global	94% / 103%	108% / 106%	110% / 107%	71%	96%

Individual Objectives Component

Executives other than the CEO were eligible to receive bonuses based on individual and organization objectives. At the beginning of the year, 21 objectives were established for Gap Inc. with shared accountability by Executives. These objectives consisted of initiatives centered on four key themes: (i) responsive supply chain, which included an increased percentage of product created through demand-based capabilities, increased fabric platforming, reduced number of fabrics, and margin expansion; (ii) growth, which included market exploration and store growth initiatives; (iii) omni-channel, which included initiatives to enable order in store, ship from store and reserve in store capabilities, and an enhanced loyalty program pilot; and (iv) seamless inventory, which included inventory management initiatives, development of a global brand inventory operating model, and margin expansion.

In addition to the organizational objectives listed above, each Executive also had individual objectives specific to his or her role.

For Executives other than Mr. Peck, the extent to which these objectives were met, partially met, or exceeded was assessed qualitatively by Mr. Peck, with input from Mr. Murphy, after the end of the fiscal year. In this regard, while certain of the objectives had quantitative components, there was no formulaic link between the extent to which a particular objective was satisfied and the ultimate payout that an Executive received. The CEO also had the discretion to consider some goals more heavily than others. In addition, in judging each Executive’s individual performance, the CEO took into account any additional initiatives and challenges that the Executive faced over the course of the year, as well as earnings performance, in determining a recommended payout. Payout amounts were then recommended to the Committee for consideration and approval. The Committee considered attainment of objectives and the associated payout amount for Mr. Peck with input from Mr. Murphy.

Actual Bonuses

For fiscal 2014, performance against target earnings and net sales goals applicable to each Executive was below targeted levels with the exception of Mr. Larsson, whose attainment was well above target based on strong performance at Old Navy. The table below describes the calculation of the actual bonus for fiscal 2014 for each eligible Executive.

Name	Base Salary	x	Target Percentage of Base Salary	x	(	Actual Percentage Achieved: Financial Performance Component (2)	x	Weight	+	Actual Percentage Achieved: Individual Objectives Component (2)	x	Weight )		=	Actual Bonus

Glenn Murphy	$1,500,000	x	150%	x		(24%	x	100%	+	N/A	x	N/A	)	=	$538,218
Sabrina Simmons	$825,000	x	100%	x		(24%	x	75%	+	150%	x	25%	)	=	$457,385
Jack Calhoun	$900,000	x	100%	x		(17%	x	75%	+	100%	x	25%	)	=	$337,993
Stefan Larsson	$1,000,000	x	100%	x		(169%	x	75%	+	175%	x	25%	)	=	$1,707,576
Arthur Peck	$943,269	x	100%	x		(16%	x	75%	+	130%	x	25%	)	=	$419,411
Former Executive
Stephen Sunnucks (1)	$850,460	x	100%	x		(0%	x	75%	+	100%	x	25%	)	=	$212,615

Footnotes

(1)    Mr. Sunnucks was paid in British pound sterling. For presentation purposes, his prorated base salary of £564,396 and his bonus of £141,099 were converted to U.S. dollars using the exchange rate as of the last business day of fiscal 2014. Mr. Sunnucks’ bonus was prorated pursuant to his compromise agreement (as further described on page 62).

(2)    Actual percentages achieved are rounded for presentation.

Long-Term Incentives

Stock-based long-term incentives align executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of our stock. Unlike some of the members of our peer group, we do not have a pension plan, and we rely on long-term incentives to provide a substantial percentage of each Executive’s potential retirement savings. Stock-based awards are granted under our 2011 Long-Term Incentive Plan (the “2011 Plan”), which was approved by our shareholders.

Long-term incentives are typically granted annually to Executives (or, in the case of new Executives, at the time they join the Company). However, there may also be grants in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of performance goals, stock units or performance shares. The Committee also grants stock units that vest based on continued service with the Company specifically to promote retention.

In determining the long-term incentive structure and award amounts, the Committee considered the factors described above under “Compensation Analysis Framework,” including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between Executives and in relation to other compensation elements, shareholder dilution and accounting expense.

Stock Options

We believe stock options focus Executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, we believe stock options are an important component of executive long-term incentive compensation. However, we believe that this component as a percentage of total long-term incentive grant value should typically be weighted at less than 50% to balance performance focus and mitigate potential compensation-related risk, so that the majority of long-term incentive value at grant is placed on full-value awards including those subject to achievement of performance goals. Consistent with prior grant practice, the Committee approved grants of stock options in the first quarter of fiscal 2014. Award amounts were differentiated based on the Executive’s role in the organization and competitive practice. No stock options were granted to the CEO in 2014 in light of the significant performance share grant he received in 2012, as described below.

Stock Units and Performance Shares

A portion of long-term incentives is delivered in units representing full-value shares of our stock to drive performance, promote retention and foster a long-term ownership perspective. Unlike stock options, full-value share awards, in combination with stock ownership requirements, subject Executives to the same downside risk experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus Executives on sustaining the value of the Company. In general, we believe the grant or vesting of a significant percentage of full-value shares for Executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from prior employment in the case of new hires. However, to balance our performance, retention, and ownership objectives, in the past we have granted stock units or other full-value shares that vest only for continued service with the Company, and we may do so in the future.

2012 CEO Performance Shares

During 2012, the Committee approved a grant of performance shares to Mr. Murphy in order to (i) provide a strong incentive for successful execution on our growth strategies and improvement in the financial performance in fiscal 2012, 2013 and 2014, and (ii) ensure the retention of Mr. Murphy during this important period for the Company.

The 2012 performance share grant was designed to pay for performance over a three-year period. The target number of shares that could be earned was an aggregate of 1,000,000, with a potential range at the time of grant of 0 to 2,000,000 shares. Actual shares earned were based on attainment of annual earnings goals for each of fiscal years 2012, 2013 and 2014, and the target number of shares were allocated evenly across the three years. No shares for a given year could be earned if threshold performance was not achieved.

The table below shows the earnings goals, expressed as a percentage of fiscal 2013 actual results, for the fiscal 2014 portion of the 2012 performance share grant. The target earnings goal was set at the same level used for the annual bonus. The threshold and maximum earnings goals were set at a higher level based on the terms approved by the Committee for the performance shares at the time of grant. Also shown are the actual weighted percentages achieved expressed as a percentage of fiscal 2013 actual results after adjustments to exclude the costs associated with closure of the Piperlime business, the benefit from the sale of one of our headquarters buildings and a store lease, and one-time litigation expense. No other adjustments to the results were made other than neutralization of foreign exchange rate fluctuations.

2014 Earnings Goals as a Percentage of Fiscal 2013 Actual Earnings			Actual Fiscal 2014 Percentage Achieved After Adjustments
Threshold	Target	Maximum	Earnings

99%	108%	112%	98%

A total of 1,297,926 shares were earned under the 2012 performance share grant based on performance over the three-year period. These shares vested 100% on January 31, 2015.

The strategic rationale for selecting performance shares was to link Mr. Murphy’s compensation to changes in our stock price and returns to our shareholders over an extended period, helping to balance risks and potential rewards. The use of annual earnings goals over a three-year period maintained our ability to set realistic goals while creating focus on results over a longer time horizon and a strong linkage to overall long-term Company results. The structure also enabled a reasonable level of alignment with how other Executives were measured under the LGP described below. The Committee continues to believe that this performance share grant struck an appropriate balance between meeting our compensation objectives and establishing performance goals over a realistic timeframe, and appropriately rewarded Mr. Murphy for performance during the period.

In light of this grant, there were no additional equity grants to Mr. Murphy in fiscal 2013 or fiscal 2014. The Committee viewed the annualized value of this grant over the three-year period to be of sufficient value to cover three years’ worth of equity grants to Mr. Murphy.

The table below describes the actual percentage achievement level for each year of the performance period as well as final achievement and the overall number of actual shares earned. The extent to which the goals were satisfied has been certified by the Committee.

CEO Performance Shares – Years 1, 2 & 3 (2012, 2013 & 2014)
	Target Shares	Actual Percentage Achieved (1)	Actual Shares (2)

Year 1	333,333	200%	666,666
Year 2	333,333	189%	631,260
Year 3	333,334	0%	0

Footnotes (1) Actual percentages achieved are rounded for presentation. (2) Shares vested on January 31, 2015.

LGP (Long-Term Growth Program)

Executives are eligible to participate in the LGP, which is intended to promote sustained improvement in financial performance and long-term value creation for shareholders, while taking into account the inherent difficulty in setting long-term performance goals in the volatile retail industry. In light of the performance share grant Mr. Murphy received that is described above, he did not receive a grant under the LGP in fiscal 2012, 2013 or 2014. Mr. Larsson did not receive an LGP grant in fiscal 2012 given his start date with the Company in October 2012. The key features of the program are described below:

•

Each Executive is eligible to receive an annual performance share award. Performance shares give the Executive the right (subject to Committee discretion to reduce but not increase awards) to receive a number of shares of our stock based on achievement against performance goals during a specified three-year performance period. Actual shares, if any, will vary based on achievement of the performance goals.

•

The number of actual shares at the end of three years is based on two performance metrics: (i) average attainment of separate annual earnings goals that are established each year over three years, measured at the division level for Division Presidents and the corporate level for those with Company-wide responsibilities, and (ii) attainment of a cumulative Company earnings goal set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual earnings attainment is 0% to 250%. The award is modified up or down by up to 20% (for a maximum opportunity of 300% of target) based on the level of attainment of the cumulative Company earnings goal.

•	If earned, 50% of the award is payable at the end of the three-year performance period, and the remaining 50% is subject to a one-year vesting schedule based on continued service with the Company.

In selecting performance shares, the Committee considered the same factors described above under “2012 CEO Performance Shares.”

The table below describes the potential payout range as a percentage of the target award for the fiscal 2014-2016 performance period. The target number of shares was determined using our closing stock price on the date of grant and a percentage of base salary. The performance share grants represent only an opportunity to earn actual shares of our stock based on achievement of performance goals over three years. The associated amount listed in the Summary Compensation Table under Stock Awards is the grant date fair value for accounting purposes, which is the required disclosure under SEC rules, not necessarily the compensation that will be actually realized by each Executive. The same threshold, target, and maximum earnings goals described above under “Fiscal 2014 Annual Bonus” applied to the 2014 performance year under the LGP. We use earnings for both annual cash awards and performance-based long-term incentives because we believe that it is the best metric to drive shareholder value. All payments are in shares at vesting and dividends are not paid or accrued on unvested shares. Mr. Sunnucks, who left the Company in December 2014, is not eligible to receive a payout under any outstanding LGP awards and has been excluded from the tables below. Mr. Calhoun left the Company in February 2015 and is not eligible to receive a payout under the fiscal 2013 or fiscal 2014 awards.

Fiscal 2014 Award Potential Payout
Name	Percentage of Base Salary	Target Number of Performance Shares	Potential Payout Range as Percentage of Target Shares

Sabrina Simmons	150%	29,324	0 – 300%
Jack Calhoun	150%	31,990	0 – 300%
Stefan Larsson	150%	35,545	0 – 300%
Arthur Peck	150%	33,767	0 – 300%

The table below describes the actual achievement levels and actual shares for the LGP awards for the completed fiscal 2012-2014 performance period for each eligible Executive.

Fiscal 2012 Award Achievement
Name	Target Shares	Year 1, Year 2, & Year 3 (2012-2014) Actual Percentage Achieved (1)			Three Year Average	Actual Cumulative Company Earnings Goal Modifier	Actual Percentage Achieved (2)	Actual Shares (2)

Sabrina Simmons	30,888	250%	163%	64%	159%	20%	191%	58,996
Jack Calhoun	32,881	244%	60%	60%	121%	20%	145%	47,784
Arthur Peck	33,878	250%	84%	59%	131%	20%	157%	53,305

Footnotes

(1)    In 2013, the Committee used discretion to reduce the payouts to a level equal to what would have been achieved if certain adjustments at the Gap Inc. level for foreign exchange fluctuations had not been included. If the Committee’s discretion had not been applied, the actual percentage achieved for 2013 would have been 234% for Ms. Simmons.

(2)    Actual percentage achieved is rounded for presentation and is the three-year average increased by the cumulative Company earnings goal modifier. Actual shares is the product of the target shares and the actual percentage achieved.

The table below describes, for each eligible Executive, the actual percentage achievement levels for the completed fiscal years under the LGP awards for the fiscal 2013-2015 and fiscal 2014-2016 performance periods. Final achievement and actual shares for the outstanding fiscal 2013-2015 and fiscal 2014-2016 performance periods are still subject to the remaining performance periods and the cumulative Company earnings goal over the same three-year performance period.

	Fiscal 2013 Award Achievement			Fiscal 2014 Award Achievement
Name	Target Shares	Year 1 (2013) Actual Percentage Achieved (1)	Year 2 (2014) Actual Percentage Achieved	Target Shares	Year 1 (2014) Actual Percentage Achieved

Sabrina Simmons	33,950	163%	64%	29,324	64%
Jack Calhoun	37,037	60%	60%	31,990	60%
Stefan Larsson	41,152	94%	250%	35,545	250%
Arthur Peck	37,037	84%	59%	33,767	59%

Footnote (1) If the Committee’s discretion had not been applied as described above, the actual percentage achieved for 2013 would have been 234% for Ms. Simmons.

Special Stock Unit Grant

Ms. Simmons received a stock unit grant of 25,000 shares in March 2014 to promote retention, to position the retention value of her long-term incentives appropriately relative to other Executives, and to create further alignment with shareholder interests. In determining the award amount, the Committee considered the factors described above under “Compensation Analysis Framework” where relevant and used its judgment to identify the appropriate value, placing significant weight on Mr. Murphy’s recommendation. The grant will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer-term retention.

Long-Term Incentive Grant Practices

It has been our practice to grant long-term incentives to Executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant long-term incentives on other dates to newly hired Executives and periodically in connection with promotions or for special recognition and retention. Grants are typically approved by the Committee at a meeting and are effective on the meeting date or, if approved by unanimous written consent, the date of the last signature on the consent. However, the effective date for new hires is no earlier than the first day of employment. Grants to employees below the Vice President level are approved by the CEO or Committee Chair on a monthly basis using authority delegated by the Committee, typically for new employees hired in the prior month.

All stock options granted to employees during fiscal 2014 had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. We have also used other vesting schedules to align with timing of compensation being forfeited at a prior employer for new hires or to align with critical retention periods. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to Executives other than the CEO have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer for new hires. Executives generally must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied. Additional circumstances under which vesting on long-term incentives may be accelerated is described on pages 61-62 of this Proxy Statement.

Stock Ownership Requirements for the Global Management Team / Hedging and Pledging Prohibitions

In 2004, we adopted minimum stock ownership requirements for certain executive positions to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the Company. Each executive has five years from the date of his or her appointment to reach the requirement.

As of January 31, 2015, all executives had either met the shares requirement in the table below or had remaining time to do so.

Requirements (shares)

CEO	300,000
Division President	75,000
Corporate Executive Vice President	40,000
Other global management team member	20,000

Executives not meeting the requirement must retain 50% of after-tax shares acquired through stock compensation programs until the requirement is reached.

For purposes of determining stock ownership levels, in addition to shares held directly, certain forms of equity interests in the Company count towards the stock ownership requirement, including non-performance-based stock units (vested or unvested) and shares held within a 401(k) Plan. A complete description of the requirements, including a complete list of accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links).

Our insider trading policy applicable to executives prohibits speculation in our stock, including short sales, hedging or publicly-traded option transactions. We also prohibit executives from pledging Company stock as collateral for a loan or for any other purpose.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Gap Inc. employees, including medical, dental, life and disability insurance, and retirement plans. Although not a significant part of total compensation, we also provide limited additional benefits and perquisites to our Executives, which we believe are reasonable and consistent with our overall compensation objectives. These perquisites and benefits include: financial planning services or an allowance, as Executives typically have more complex financial planning requirements; participation in a deferred compensation plan that is offered to all highly compensated employees, as a means to help meet retirement savings goals; and matching charitable donations, up to certain annual limits, which are available to all employees.

Various agreements, as described in more detail beginning on page 61, provide for severance benefits in the event of a termination of employment before or after a change in control. These benefits were selected in light of competitive conditions and customary practices at the time of their implementation.

For Mr. Murphy only, we provided limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company (the cost in 2014 was $110,690), in order to provide an efficient way for Mr. Murphy to manage travel time and commitments. We also reimbursed Mr. Murphy up to $75,000 (gross) for financial planning services on a fiscal year basis given the unique complexity of his financial arrangements.

Mr. Peck received reimbursement in the amount of $27,920 (gross) for legal fees incurred in connection with his appointment to CEO.

Mr. Sunnucks began an expatriate assignment from England to the United States in 2012, which ended when he left the Company in December 2014. Certain expenses arising from the assignment such as travel costs, housing, and tax equalization are covered under our long-term international assignment policy, which is intended to minimize any financial detriment or gain. In addition, Mr. Sunnucks received a special payment of £150,000 in lieu of eligibility for certain elements of the assignment policy and to substantially offset certain expenses such as travel for family visits outside of the international assignment policy provisions, incidental expenses, and financial planning for the fiscal year. Mr. Sunnucks participated in benefit programs applicable to United Kingdom employees.

The value of the benefits and perquisites received by our Executives are described in more detail in the footnotes to the Summary Compensation Table on pages 54-55.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and Executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of income for stock options, stock units, and performance shares.

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to Executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an Executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is our preference to qualify executive compensation as deductible under Section 162(m) where we determine it is consistent with our interests and compensation objectives. However, to maintain maximum flexibility in achieving compensation objectives, the Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. Our compensation plans have generally been designed to permit awards that qualify as deductible under Section 162(m). However, the individual objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance shares, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Because of the fact-based nature of the performance-based compensation exception and the limited amount of guidance, there is no guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any Executive with tax gross ups or other reimbursement for tax amounts the Executive might be required to pay under Section 4999.

Recovery and Adjustments to Awards

Subject to the approval of the Board, we will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an Executive or other member of our global management team after April 1, 2007 where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) in the Board’s view, the Executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (iii) a lower award would have been made to the Executive based upon the restated financial results. In each such instance, we will seek to recover the individual Executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended January 31, 2015 and the Proxy Statement for the 2015 Annual Meeting of Shareholders.

Bob L. Martin (Chair)

Domenico De Sole

Katherine Tsang

Padmasree Warrior

Summary Compensation Table

The following table shows compensation information for fiscal 2014, which ended January 31, 2015, for our CEO, CFO, the three other most highly compensated executive officers at fiscal year-end, and an officer who would have been one of the three other most highly compensated officers had he still been serving as an officer at fiscal year-end, as required under SEC rules (“named executive officers”). The table also shows compensation information for fiscal 2013 and fiscal 2012, which ended February 1, 2014 and February 2, 2013, respectively, for those named executive officers who also were named executive officers in either of those years.

Name and Principal Position (1)	Fiscal Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4) (5)	Option Awards ($) (5) (6)	Non-Equity Incentive Plan Compensation ($) (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)

Glenn Murphy	2014	1,500,000	0	13,776,694	0	538,218	0	249,400	16,064,312
Chairman and CEO	2013	1,500,000	0	14,200,512	0	2,675,567	0	350,833	18,726,912
	2012	1,500,000	0	18,267,270	0	4,500,000	0	360,542	24,627,812
Sabrina Simmons	2014	825,000	0	2,258,223	738,648	457,385	0	63,651	4,342,907
EVP and CFO	2013	818,269	0	1,156,744	741,285	823,500	0	63,637	3,603,435
	2012	771,635	0	3,154,350	600,590	1,099,670	0	60,701	5,686,946
Jack Calhoun	2014	900,000	0	1,360,544	574,504	337,993	0	68,149	3,241,190
Global President, Banana Republic	2013	900,000	0	2,976,850	658,920	331,099	0	66,689	4,933,558
Stefan Larsson	2014	1,000,000	0	1,013,789	738,648	1,707,576	0	75,566	4,535,579
Global President, Old Navy	2013	1,000,000	125,000	471,453	0	968,717	0	815,203	3,380,373
	2012	326,923	350,000	6,972,460	1,728,280	0	0	319,661	9,697,324
Arthur Peck	2014	943,269	0	1,397,332	656,576	419,411	0	93,424	3,510,012
President, GID	2013	900,000	0	3,029,232	658,920	1,072,869	0	51,998	5,713,019
	2012	861,538	0	2,030,326	600,590	1,230,959	0	51,645	4,775,058
Former Executive Officer
Stephen Sunnucks (10)	2014	803,653	0	1,509,987	738,648	212,615	0	7,308,510	10,573,413
Former Global President, Gap	2013	1,052,096	0	4,248,819	741,285	1,005,657	0	1,715,437	8,763,294
	2012	921,383	0	3,247,284	600,590	287,817	0	767,072	5,824,146

Footnotes

(1)	Mr. Murphy resigned as Chairman and CEO effective at fiscal 2014 year-end, and Mr. Peck became our CEO in February 2015. Mr. Calhoun ceased to be an executive officer of the Company in February 2015 (fiscal 2015), and Mr. Sunnucks ceased to be an executive officer of the Company in December 2014 (fiscal 2014).

(2)	The amounts in this column for Ms. Simmons in fiscal 2012 and 2013, for Mr. Peck in fiscal 2012 and 2014, and for Mr. Sunnucks in fiscal 2012, reflect the prorated payment of their salaries based on changes during the year. Base salary changes in fiscal 2014 are further described on page 39 of the Compensation Discussion and Analysis section. The amount in this column for Mr. Sunnucks in fiscal 2014 reflects the prorated payment of his actual salary until his departure in December 2014.

Footnotes (continued)

(3)	Mr. Larsson received a new hire bonus of $350,000 in October 2012, and a special bonus of $125,000 in March 2013 in light of his fiscal 2012 performance.

(4)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2014, 2013 and 2012, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not necessarily represent the actual value that may be realized by the named executive officers. For 2012, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of a three-year performance period beginning with fiscal 2010 (“LGP 1”), (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of a three-year performance period beginning with fiscal 2011 (“LGP 2”), and (c) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2012 (“LGP 3”). For 2013, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 2, (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 3, and (c) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2013 (“LGP 4”). For 2014, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 3, (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 4, and (c) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2014 (“LGP 5”). See page 46 of the Compensation Discussion and Analysis section for actual shares granted under LGP 3. Mr. Murphy did not receive LGP grants in fiscal 2012, 2013 or 2014. Mr. Larsson joined the Company in October 2012 and was not entitled to a grant under the LGP in fiscal 2012.

For Mr. Murphy, (a) this column for 2014 includes the aggregate grant date fair value (at $41.33 per share) based on the probable outcome with respect to year 3 of a three-year performance period under the performance share grant he received on May 4, 2012 (“CEO Performance Share Grant”), (b) this column for 2013 includes the aggregate grant date fair value (at $35.26 per share) based on the probable outcome with respect to year 2 of a three-year performance period under the CEO Performance Share Grant, and (c) this column for 2012 includes the aggregate grant date fair value (at $26.72 per share) based on the probable outcome with respect to year 1 of a three-year performance period under the CEO Performance Share Grant. The total grant date fair value of the CEO Performance Share Grant granted to Mr. Murphy in fiscal 2012 if maximum performance conditions were achieved over the entire three-year period was $68,873,347 using the per share grant date fair value for year 1, year 2, and year 3 of the three-year performance period (666,666 shares at $26.72 per share, 666,666 shares at $35.26 per share, and 666,668 shares at $41.33 per share).

For Ms. Simmons and Messrs. Calhoun, Larsson, Peck and Sunnucks, this column also includes the aggregate grant date fair value of any restricted stock units granted during fiscal 2014, 2013 and 2012.

Details on the figures included in this column for 2014 are reflected in the following table. Details on the figures included in this column for 2013 and 2012 are included in our 2014 and 2013 Proxy Statements.

	LGP 3 (FY 2012 Grant) Year 3 Target Shares Grant Date Fair Value ($)	LGP 4 (FY 2013 Grant) Year 2 Target Shares Grant Date Fair Value ($)	LGP 5 (FY 2014 Grant) Year 1 Target Shares Grant Date Fair Value ($)	Grant Date Fair Value of Non-LGP Stock Awards ($)	Total Reported in Stock Awards Column (Rounded to the nearest dollar) ($)
Glenn Murphy	n/a	n/a	n/a	13,776,694	13,776,694
Sabrina Simmons	421,003	453,093	383,239	1,000,888	2,258,223
Jack Calhoun (a)	448,154	494,294	418,096	0	1,360,544
Stefan Larsson	n/a	549,229	464,560	0	1,013,789
Arthur Peck	461,730	494,294	441,309	0	1,397,332
Stephen Sunnucks (b)	484,342	531,010	494,634	0	1,509,987

(a)	Mr. Calhoun, who left the Company in February 2015, is not eligible to receive a payout under any outstanding LGP 4 or LGP 5 awards.

(b)	Mr. Sunnucks, who left the Company in December 2014, is not eligible to receive a payout under any outstanding LGP 3, LGP 4 or LGP 5 awards.

Footnotes (continued)

The total grant date fair value of the LGP awards if maximum performance conditions were achieved over the entire three-year period under LGP 3, LGP 4 and LGP 5 are detailed in the following tables. The grant date fair values per share used in calculating the total grant date fair values below were as follows: (i) year 1 of LGP 3 ($23.37), year 2 of LGP 3 ($34.96), and year 3 of LGP 3 ($40.89), (ii) year 1 of LGP 4 ($34.37), and years 2 and 3 of LGP 4 ($40.04), and (iii) years 1, 2 and 3 of LGP 5 ($39.21). The grant date fair value for year 2 of LGP 4 was used for year 3 of LGP 4, and the grant date fair value for year 1 of LGP 5 was used for years 2 and 3 of LGP 5. Mr. Murphy did not receive LGP grants in fiscal 2012, 2013 or 2014, and has been excluded from the tables below.

LGP 3 (FY 2012 Cycle)	Maximum Shares Total Grant Date Fair Value ($)	LGP 4 (FY 2013 Cycle)	Maximum Shares Total Grant Date Fair Value ($)	LGP 5 (FY 2014 Cycle)	Maximum Shares Total Grant Date Fair Value ($)
Sabrina Simmons	3,064,707	Sabrina Simmons	3,885,578	Sabrina Simmons	3,449,382
Jack Calhoun	3,262,453	Jack Calhoun (b)	4,238,885	Jack Calhoun (b)	3,762,984
Stefan Larsson	n/a	Stefan Larsson	4,709,846	Stefan Larsson	4,181,158
Arthur Peck	3,361,375	Arthur Peck	4,238,885	Arthur Peck	3,972,012
Stephen Sunnucks (a)	3,525,783	Stephen Sunnucks (a)	4,553,622	Stephen Sunnucks (a)	4,451,943

(a)	Mr. Sunnucks, who left the Company in December 2014, is not eligible to receive a payout under any outstanding LGP 3, LGP 4 or LGP 5 awards.

(b)	Mr. Calhoun, who left the Company in February 2015, is not eligible to receive a payout under any outstanding LGP 4 or LGP 5 awards.

For a description of the Company’s Long-Term Growth Program, please see pages 44-46 of the Compensation Discussion and Analysis section. For a description of the CEO Performance Share Grant, please see pages 43-44 of the Compensation Discussion and Analysis section.

(5)	Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 23, 2015 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2014 and 2013 Proxy Statements for information on awards actually granted in fiscal 2014, 2013 and 2012.

(6)	This column reflects the aggregate grant date fair value for awards of stock options during fiscal 2014, 2013 and 2012, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not necessarily represent the actual value that may be realized by the named executive officers.

(7)	The amounts in this column reflect the non-equity amounts earned by the named executive officers under the Company’s annual incentive bonus plan.

(8)	No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings.

Footnotes (continued)

(9)	The amounts shown in the All Other Compensation column are detailed in the table below.

Name	Fiscal Year	Personal Use of Airplane ($) (a)	Financial Counseling ($) (b)	Tax Payments ($) (c)	Deferred Compensation Plan Match ($) (d)	401(k) Plan Match ($) (e)	Disability Plan ($) (f)	Life Insurance ($) (g)	Relocation ($) (h)	Gift Matching ($) (i)	Other ($) (j)	Total ($)

Glenn Murphy	2014	110,690	75,000	0	49,600	12,246	736	1,128	0	0	0	249,400
	2013	112,337	75,000	0	49,800	11,862	736	1,098	0	100,000	0	350,833
	2012	56,087	75,000	0	52,308	10,000	961	1,186	0	100,000	65,000	360,542
Sabrina Simmons	2014	0	14,800	0	22,600	10,387	736	1,128	0	14,000	0	63,651
	2013	0	14,067	0	22,338	10,398	736	1,098	0	15,000	0	63,637
	2012	0	14,000	0	21,942	10,112	961	1,186	0	12,500	0	60,701
Jack Calhoun	2014	0	14,800	0	25,600	10,885	736	1,128	0	15,000	0	68,149
	2013	0	14,067	0	25,800	9,988	736	1,098	0	15,000	0	66,689
Stefan Larsson	2014	0	14,800	2,727	29,600	8,885	736	1,128	6,190	11,500	0	75,566
	2013	0	19,943	423,938	29,800	14,431	736	1,098	325,256	0	0	815,203
	2012	0	4,914	71,529	0	0	245	352	242,621	0	0	319,661
Arthur Peck	2014	0	14,800	0	27,139	11,813	624	1,128	0	10,000	27,920	93,424
	2013	0	14,067	0	25,800	10,297	736	1,098	0	0	0	51,998
	2012	0	14,000	0	25,615	9,883	961	1,186	0	0	0	51,645
Stephen Sunnucks	2014	0	0	6,257,865	0	0	7,902	6,498	578,548	0	457,697	7,308,510
	2013	0	0	1,394,616	0	0	13,801	8,507	278,786	0	19,727	1,715,437
	2012	0	32,571	214,628	0	0	5,216	65	495,756	0	18,836	767,072

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $200,000 per fiscal year in incremental cost to the Company). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of the Company airplane and are calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide certain executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services. Beginning in fiscal 2012, Mr. Murphy was removed from the existing financial planning services program provided to other executives in favor of an annual reimbursement of expenses, given his complex circumstances and a review of the actual expenses he has incurred over time outside of the existing program.

(c)	For Mr. Larsson and Mr. Sunnucks, these amounts reflect tax reimbursements in connection with Mr. Larsson’s relocation to the U.S. and Mr. Sunnucks’ international assignment. In the case of Mr. Sunnucks, these amounts were generally paid directly to taxing authorities on his behalf, and the Company expects to recover a significant portion of these amounts as foreign tax credits in future periods.

(d)	These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($260,000 for calendar year 2014), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts reflect premium payments for long-term disability insurance, which is available to benefits-eligible employees generally.

Footnotes (continued)

(g)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above.

(h)	For Mr. Larsson, the amounts reflect costs in connection with his relocation from Sweden to California when he joined the Company in 2012. For Mr. Sunnucks, the amounts reflect costs in connection with his relocation from London to New York in 2012, including a special relocation payment of £250,000 in fiscal 2012, which is further described in the Compensation Discussion and Analysis section of our 2013 Proxy Statement, and a special relocation payment of £150,000 in fiscal 2014, which is further described in the Compensation Discussion and Analysis section on page 49 of this Proxy Statement.

(i)	These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2014, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000. The annual gift match eligibility limits are based on the executive’s original donation date.

(j)	The amount in this column for Mr. Murphy reflects reimbursement of attorney fees he incurred in connection with the review of his CEO Performance Share Grant. The amount in this column for Mr. Peck reflects reimbursement of attorney fees he incurred in connection with the review of his October 2014 agreement with the Company regarding his transition to the CEO position. The amounts in this column for Mr. Sunnucks for fiscal 2012 and 2013 reflect a car allowance. The amount in this column for Mr. Sunnucks for fiscal 2014 reflects a car allowance and payment in lieu of notice pursuant to his compromise agreement (further described on page 62).

(10)	Mr. Sunnucks’ cash compensation was paid in British pound sterling. For presentation purposes, the exchange rates as of the last business day of fiscal 2012 (February 1, 2013), fiscal 2013 (January 31, 2014) and fiscal 2014 (January 30, 2015) were used to convert Mr. Sunnucks’ compensation to U.S. dollars. Certain fiscal 2013 amounts for Mr. Sunnucks have been adjusted due to an overstatement in our 2014 Proxy Statement.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2014, which ended on January 31, 2015. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Glenn Murphy	3/17/14	3/17/14				0	333,334	666,668				13,776,694
	N/A			2,250,000	4,500,000
Sabrina Simmons	3/17/14	3/17/14								90,000	42.20	738,648
	3/17/14	3/17/14							25,000			1,000,888
	3/17/14	3/17/14				4,633	10,296	30,888				421,003
	3/17/14	3/17/14				5,092	11,316	33,950				453,093
	3/17/14	3/17/14				4,398	9,774	29,324				383,239
	N/A		206,250	825,000	1,650,000
Jack Calhoun	3/17/14	3/17/14								70,000	42.20	574,504
	3/17/14	3/17/14				4,932	10,960	32,881				448,154
	3/17/14	3/17/14				5,555	12,345	37,037				494,294
	3/17/14	3/17/14				4,798	10,663	31,990				418,096
	N/A		225,000	900,000	1,800,000
Stefan Larsson	3/17/14	3/17/14								90,000	42.20	738,648
	3/17/14	3/17/14				6,172	13,717	41,152				549,229
	3/17/14	3/17/14				5,331	11,848	35,545				464,560
	N/A		250,000	1,000,000	2,000,000
Arthur Peck	3/17/14	3/17/14								80,000	42.20	656,576
	3/17/14	3/17/14				5,081	11,292	33,878				461,730
	3/17/14	3/17/14				5,555	12,345	37,037				494,294
	3/17/14	3/17/14				5,065	11,255	33,767				441,309
	N/A		235,817	943,269	1,886,538
Former Executive Officer
Stephen Sunnucks	3/17/14	3/17/14								90,000	42.20	738,648
	3/17/14	3/17/14				5,330	11,845	35,535				484,342
	3/17/14	3/17/14				5,968	13,262	39,787				531,010
	3/17/14	3/17/14				5,677	12,615	37,847				494,634
	N/A		241,096	964,384	1,928,768

Footnotes

(1)   The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2014 performance period under the Company’s annual incentive bonus plan, further described on page 39 of the Compensation Discussion and Analysis section. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives component of the annual incentive bonus plan, described on page 41. The potential threshold payment amount assumes 100% achievement of the individual objectives component and 0% achievement of the financial performance component. Each named executive officer received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” For presentation purposes, the amounts for Mr. Sunnucks were converted to U.S. dollars using the exchange rate as of the last business day of fiscal 2014.

Footnotes (continued)

(2)   For Mr. Murphy, the numbers in this column for the grant with a target value of 333,334 shares reflect the threshold, target and maximum amounts for year 3 of a three-year performance period beginning in fiscal 2012 under the CEO Performance Share Grant, further described on pages 43-44 of the Compensation Discussion and Analysis section.

The amounts shown in these columns for each of the other named executive officers reflect, in shares, (a) the threshold, target and maximum amounts for year 3 of a three-year performance period beginning in fiscal 2012 (“LGP 3”), (b) the threshold, target and maximum amounts for year 2 of a three-year performance period beginning in fiscal 2013 (“LGP 4”) and (c) the threshold, target and maximum amounts for year 1 of a three-year performance period beginning in fiscal 2014 (“LGP 5”) under the Company’s Long-Term Growth Program, further described on pages 44-46 of the Compensation Discussion and Analysis section. Potential payouts are based on the applicable interpolated award values between the threshold, target, and maximum payout levels. The potential awards are performance-based and, therefore, completely at risk. The total number of shares that were actually granted for the entire three-year performance period under LGP 3 for each named executive was as follows: Ms. Simmons (58,996), Mr. Calhoun (47,784), and Mr. Peck (53,305). As of the end of fiscal 2014, the total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 4 for each named executive is as follows: Ms. Simmons (33,950), Mr. Calhoun (37,037), Mr. Larsson (41,152), and Mr. Peck (37,037). As of the end of fiscal 2014, the total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 5 for each named executive is as follows: Ms. Simmons (29,324), Mr. Calhoun (31,990), Mr. Larsson (35,545), and Mr. Peck (33,767).

Mr. Murphy did not receive LGP grants in fiscal 2012, 2013 and 2014. Mr. Calhoun, who left the Company in February 2015, is not eligible to receive a payout under any outstanding LGP 4 or LGP 5 awards. Mr. Sunnucks, who left the Company in December 2014, is not eligible to receive a payout under any outstanding LGP 3, LGP 4 or LGP 5 awards.

(3)   The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 23, 2015 for the relevant assumptions used to determine the valuation of our stock and option awards. For fiscal 2014, the grant date fair value of the Equity Incentive Plan Awards is based on the closing price of a share of our stock on the date that the awards were granted less future expected dividends during the vesting period, multiplied by the target number of shares that may be earned. For year 3 of LGP 3, the grant date fair value is $40.89. For year 2 of LGP 4, the grant date fair value is $40.04. For year 1 of LGP 5, the grant date fair value is $39.21. For Mr. Murphy, this column also includes the grant date fair value (at $41.33 per share) based on the probable outcome at the time of grant with respect to year 3 of a three-year performance period under the CEO Performance Share Grant. For the total grant date fair value of awards if maximum performance conditions are achieved over the entire three-year performance period under LGP 3, LGP 4, LGP 5 and the CEO Performance Share Grant, see footnote 4 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2014, which ended on January 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer cisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)

Glenn Murphy	300,000				18.91	8/3/2017
	450,000	150,000	(a)		21.79	3/14/2021
							155,186	(a)	6,392,111
Sabrina Simmons		25,000	(b)		21.79	3/14/2021
		50,000	(c)		25.09	3/12/2022
		67,500	(d)		36.45	3/18/2023
		90,000	(e)		42.20	3/17/2024
							50,000	(b)	2,059,500
							25,864	(c)	1,065,338
							25,000	(d)	1,029,750
										58,996	(a)	2,430,045
										37,062	(b)	1,526,584
										25,850	(c)	1,064,762
Jack Calhoun		22,500	(f)		21.79	3/14/2021
		50,000	(g)		25.09	3/12/2022
		60,000	(h)		36.45	3/18/2023
		70,000	(i)		42.20	3/17/2024
							22,342	(e)	920,267
							50,000	(f)	2,059,500
										47,784	(a)	1,968,223
										27,125	(b)	1,117,279
										27,691	(c)	1,140,592
Stefan Larsson	100,000	100,000	(j)		36.10	10/1/2022
		90,000	(k)		42.20	3/17/2024
							100,000	(g)	4,119,000
										81,531	(b)	3,358,262
										88,862	(c)	3,660,226
Arthur Peck	25,000				23.07	3/15/2020
	25,000	25,000	(l)		21.79	3/14/2021
	25,000	50,000	(m)		25.09	3/12/2022
	20,000	60,000	(n)		36.45	3/18/2023
		80,000	(o)		42.20	3/17/2024
							25,000	(h)	1,029,750
							23,693	(i)	975,915
							50,000	(j)	2,059,500
										53,305	(a)	2,195,633
										30,044	(b)	1,237,512
										29,178	(c)	1,201,842
Former Executive Officer
Stephen Sunnucks	25,001				23.07	3/15/2020
	25,000				21.79	3/14/2021
	25,000				25.09	3/12/2022
	22,500				36.45	3/18/2023
							50,000	(k)	2,059,500
							82,304	(l)	3,390,102

Footnotes

(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):

(a)	Options vest 150,000 on 3/14/2015.

(b)	Options vest 25,000 on 3/14/2015.

(c)	Options vest 25,000 on 3/12/2015 and 25,000 on 3/12/2016.

(d)	Options vest 22,500 on 3/18/2015, 22,500 on 3/18/2016 and 22,500 on 3/18/2017.

(e)	Options vest 22,500 on 3/17/2015, 22,500 on 3/17/2016, 22,500 on 3/17/2017 and 22,500 on 3/17/2018.

(f)	Options vest 22,500 on 3/14/2015.

(g)	Options vest 25,000 on 3/12/2015 and 25,000 on 3/12/2016.

(h)	Options vest 20,000 on 3/18/2015, 20,000 on 3/18/2016 and 20,000 on 3/18/2017.

(i)	Options vest 17,500 on 3/17/2015, 17,500 on 3/17/2016, 17,500 on 3/17/2017 and 17,500 on 3/17/2018.

(j)	Options vest 50,000 on 10/1/2015 and 50,000 on 10/1/2016.

(k)	Options vest 22,500 on 3/17/2015, 22,500 on 3/17/2016, 22,500 on 3/17/2017 and 22,500 on 3/17/2018.

(l)	Options vest 25,000 on 3/14/2015.

(m)	Options vest 25,000 on 3/12/2015 and 25,000 on 3/12/2016.

(n)	Options vest 20,000 on 3/18/2015, 20,000 on 3/18/2016 and 20,000 on 3/18/2017.

(o)	Options vest 20,000 on 3/17/2015, 20,000 on 3/17/2016, 20,000 on 3/17/2017 and 20,000 on 3/17/2018.

(2)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):

(a)	Award vests 155,186 on 3/17/2015.

(b)	Award vests 50,000 on 3/12/2015.

(c)	Award vests 25,864 on 3/17/2015.

(d)	Award vests 12,500 on 3/17/2016 and 12,500 on 3/17/2017.

(e)	Award vests 22,342 on 3/17/2015.

(f)	Award vests 25,000 on 3/18/2015 and 25,000 on 3/18/2016.

(g)	Award vests 50,000 on 10/1/2015 and 50,000 on 10/1/2016.

(h)	Award vests 25,000 on 3/12/2015.

(i)	Award vests 23,693 on 3/17/2015.

(j)	Award vests 25,000 on 3/18/2015 and 25,000 on 3/18/2016.

(k)	Award vests 50,000 on 3/12/2015.

(l)	Award vests 41,152 on 3/18/2015 and 41,152 on 3/18/2016.

(3)	Represents the number of stock awards multiplied by the closing price of our common stock as of January 30, 2015 ($41.19).

(4)	(a) Represents the number of shares earned under the Company’s Long-Term Growth Program (described on pages 44-46 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2012), year 2 (fiscal 2013) and year 3 (fiscal 2014) of a three-year performance period (“LGP 3”). Mr. Murphy did not receive a grant under the Company’s Long-Term Growth Program in fiscal 2012. Mr. Larsson, who joined the Company in October 2012, did not receive an LGP grant in fiscal 2012. Mr. Sunnucks, who left the Company in December 2014, is not eligible to receive a payout under any outstanding LGP awards.

(b)  Represents an estimate of the number of shares that may be earned under the Company’s Long-Term Growth Program (described on pages 44-46 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2013), year 2 (fiscal 2014) and year 3 (fiscal 2015) of a three-year performance period (“LGP 4”), based on a combination of actual and assumed performance as required by SEC disclosure rules. Mr. Murphy did not receive a grant under the Company’s Long-Term Growth Program in fiscal 2013. Mr. Sunnucks, who left the Company in December 2014, and Mr. Calhoun, who left the Company in February 2015, are not eligible to receive a payout under the LGP 4 awards. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2016, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

(c)  Represents an estimate of the number of shares that may be earned under the Company’s Long-Term Growth Program (described on pages 44-46 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2014), year 2 (fiscal 2015) and year 3 (fiscal 2016) of a three-year performance period (“LGP 5”), based on a combination of actual and assumed performance as required by SEC disclosure rules. Mr. Murphy did not receive a grant under the Company’s Long-Term Growth Program in fiscal 2014. Mr. Sunnucks, who left the Company in December 2014, and Mr. Calhoun, who left the Company in February 2015, are not eligible to receive a payout under the LGP 5 awards. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2017, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

(5)	Represents the number of stock awards multiplied by the closing price of our common stock as of January 30, 2015 ($41.19).

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2014, which ended on January 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Glenn Murphy (1)	900,000	24,469,506	1,595,156	65,996,155
Sabrina Simmons	97,500	1,538,063	93,720	3,908,913
Jack Calhoun	330,000	7,082,486	99,769	4,284,731
Stefan Larsson	0	0	50,000	2,075,500
Arthur Peck	0	0	108,563	4,553,016
Former Executive Officer
Stephen Sunnucks	0	0	118,958	4,968,367

Footnote

(1)

The amounts in the “Stock Awards” columns for Mr. Murphy include 1,297,926 shares awarded under the CEO Performance Share Grant (further described on pages 43-44) with a vesting date of January 31, 2015 and a settlement date of April 30, 2015.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2014, which ended on January 31, 2015.

Name	Executive Contribution in Fiscal 2014 ($) (1)	Registrant Contributions in Fiscal 2014 ($) (2)	Aggregate Earnings in Fiscal 2014 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2014 ($)	Aggregate Balance at Fiscal 2014 Year-End ($) (4)

Glenn Murphy	55,385	49,600	91,390	0	1,077,031
Sabrina Simmons	33,000	22,600	11,978	0	305,089
Jack Calhoun	275,192	25,600	65,603	0	1,287,628
Stefan Larsson	103,846	29,600	9,170	0	230,730
Arthur Peck	623,358	27,139	475,407	(55,869)	4,176,261
Former Executive Officer
Stephen Sunnucks (5)	0	0	0	0	902,902

Footnotes
(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)

Footnote 9 to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($260,000 for calendar year 2014), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	These amounts include earnings and dividends. In fiscal 2014, no above-market or preferential interest rate options were available on notional investments in the DCP.
(4)

A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in the Proxy Statements for prior Annual Meetings. The remaining aggregate amounts due to our former executive officer will be paid six months following his departure in December 2014, pursuant to the “key employee” requirements of Section 409A of the Internal Revenue Code, adjusted for any change in value between the termination date and the payment date.

(5)

From 2005 to 2011, Mr. Sunnucks participated in a retirement program available to all of the Company’s eligible U.K. employees. The last contribution was submitted as of November 4, 2011. As of December 19, 2014, the most recent balance date available, the aggregate balance was £599,198. For presentation purposes, Mr. Sunnucks’ aggregate balance was converted to U.S. dollars using the exchange rate as of the last business day of fiscal 2014. The retirement program is a tax-qualified program in the U.K. and eligible U.K. employees may contribute any portion of their earnings up to a £40,000 annual limit and a prescribed lifetime cap (currently £1,250,000). The minimum age to begin withdrawals is 55 years old.

Potential Payments Upon Termination

Post-Termination Benefits — Glenn Murphy

On July 25, 2007, the Company and Mr. Murphy, our former Chairman and CEO, executed an employment agreement in connection with Mr. Murphy joining the Company. The employment agreement was amended and restated on December 1, 2008 in response to Section 409A of the Internal Revenue Code (“Section 409A”), and was amended again on February 9, 2009 in connection with a change in Mr. Murphy’s salary (the “Employment Agreement”). The Employment Agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009.

Mr. Murphy voluntarily resigned as Chairman and Chief Executive Officer of the Company in January 2015 and was not entitled to any severance benefits under the Employment Agreement.

Post-Termination Benefits — Arthur Peck, Sabrina Simmons, Jack Calhoun, Stefan Larsson, and Stephen Sunnucks

In 2012, the Company entered into agreements with Mr. Peck, Ms. Simmons, Mr. Calhoun, Mr. Larsson, and Mr. Sunnucks that provided eligibility for post-termination benefits in the case of involuntary termination without cause. The agreements were amended in June 2014 to extend the term of eligibility for post-termination benefits for the executive officers, and to align the terms of Mr. Larsson’s post-termination benefits with those of the other executive officers. In October 2014, in connection with Mr. Peck’s appointment as CEO effective on February 1, 2015, the Company and Mr. Peck entered into an employment agreement that provides substantially the same post-termination benefits as those of the other executive officers, with the exception of his term of eligibility for such benefits.

These agreements in total provide that if the executive is involuntarily terminated without cause (as specified in each respective agreement) prior to February 13, 2018 (under Ms. Simmons’, Mr. Calhoun’s, Mr. Larsson’s, and Mr. Sunnucks’ agreements) or prior to February 13, 2020 (under Mr. Peck’s agreement), the executive is eligible to receive (in exchange for a release of claims):

i.	The executive’s then-current salary for eighteen months (the “post-termination period”). Post-termination period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g., duty to protect confidential information, agreement not to solicit Company employees). Post-termination period payments will be reduced by any compensation the executive receives during the post-termination period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

iv.	A prorated bonus in the year of termination if the executive worked at least 3 months of the fiscal year and if earned based on actual fiscal results achieved in the year of termination.

v.	Accelerated vesting (but not settlement) of restricted stock units and performance shares or units that remain subject only to time vesting conditions scheduled to vest prior to April 1 following the fiscal year of termination.

Subparagraphs (i) through (v) above were added to Mr. Sunnucks’ U.K. employment agreement in a manner that conforms with other entitlements under that agreement.

Mr. Calhoun and Mr. Sunnucks ceased to be executive officers of the Company in February 2015 and December 2014, respectively, and are receiving post-termination benefits in accordance with the agreements described above. In November 2014, the Company entered into a compromise agreement with Mr. Sunnucks to clarify the terms, conditions, and timing of post-termination payments outlined above to be consistent with his U.K. employment agreement. The compromise agreement provides that, in exchange for a release of claims and subject to the terms and conditions of the agreement, Mr. Sunnucks is eligible to receive the benefits under (i) above in the following manner:

a.	A lump sum gross amount of £293,744 within 30 days of his termination date of December 19, 2014, as payment in lieu of six months’ notice of termination.

b.	A gross amount equivalent to his then-current salary of £640,000 paid in twelve equal installments according to the following payment schedule:

(1)	the first two installments were paid on the Company’s last regular pay date of each successive month commencing with February 2015,

(2)	the third, fourth and fifth installments will be paid in a lump sum on the Company’s first regular pay date on or after June 22, 2015, and

(3)	the remaining seven installments will be paid on the Company’s last regular pay date of each successive month, commencing July 2015 and ending January 2016.

For Mr. Calhoun and Mr. Sunnucks, the table below shows the amounts that each is eligible to receive under the agreements described above as a result of their termination of employment with the Company.

For Ms. Simmons, Mr. Larsson and Mr. Peck, the table below shows the amounts that each would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 31, 2015, the last day of our 2014 fiscal year.

Potential Post-Termination Payment Eligibility for Sabrina Simmons, Stefan Larsson and Arthur Peck and Actual Severance Payment Eligibility for Jack Calhoun and Stephen Sunnucks
Description	Ms. Simmons	Mr. Calhoun	Mr. Larsson	Mr. Peck	Mr. Sunnucks

Cash Payments related to salary (1)	$1,237,500	$1,350,000	$1,500,000	$1,425,000	$1,446,576
Cash Payments related to bonus (2)	457,385	337,993	1,707,576	419,411	212,615
Health Benefits	22,392	16,434	22,500	22,698	2,122
Financial Counseling (3)	22,200	22,200	22,200	22,200	0
Stock Award Vesting Acceleration	4,339,861	4,947,990	0	4,133,211	4,081,764
Total	6,079,338	6,674,617	3,252,276	6,022,520	5,743,077

Footnotes

(1)	Payments represent salary continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

For presentation purposes, Mr. Sunnucks’ salary (paid in British pound sterling) is shown in U.S. Dollars using the currency exchange rate as of the last business day of fiscal 2014.

(2)	Payments represent fiscal 2014 bonus that was earned by each executive.

(3)	Mr. Sunnucks was not entitled to a financial counseling benefit during the term of his relocation assignment from London to New York in light of the special relocation payment of £250,000 he received, which is further described in the Compensation Discussion and Analysis section of our 2013 Proxy Statement.

Death, Disability or Retirement

Each of our named executive officers is generally entitled to the following additional death, disability or retirement benefits:

i.	Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

ii.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

iii.	Upon retirement, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. None of our named executive officers was old enough to be eligible for retirement-based accelerated vesting as of January 31, 2015, the last day of our 2014 fiscal year. For these purposes, “Retirement” means Employee’s Termination of Service for any reason (other than due to Employee’s misconduct as determined by the Company in its sole discretion) after Employee has attained age 60 and completed at least five years of continuous service as an Employee of the Company or an Affiliate.

iv.	Upon death, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year, provided that any performance targets have been satisfied. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death on January 31, 2015, the last day of our 2014 fiscal year.

Description	Mr. Murphy	Ms. Simmons	Mr. Larsson	Mr. Peck

Stock Option Vesting Acceleration (1)	$2,910,000	$1,609,950	$509,000	$1,574,400
Stock Award Vesting Acceleration (2)	6,392,111	5,554,883	4,119,000	6,260,798
Total	9,302,111	7,164,833	4,628,000	7,835,198

Footnotes

(1)	Reflects the value of all unvested stock options that would have become vested assuming the named executive officers had died on January 31, 2015, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(2)	Reflects the value of all unvested stock awards that would have become vested assuming the named executive officers had died on January 31, 2015, based on the last closing price of our common stock as of that date.

Equity Compensation Plan Information

The following table provides information as of January 31, 2015 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2011 Long-Term Incentive Plan, the 2002 Stock Option Plan, and the Employee Stock Purchase Plan.

Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in Column (A))

Equity Compensation Plans Approved by Security Holders (1)	11,923,732	(2)	30.93	54,185,060	(3)
Equity Compensation Plan Not Approved by Security Holders (4)	18,568		21.95	0
Total	11,942,300		30.92	54,185,060

Footnotes

(1)	These plans consist of our 2011 Long-Term Incentive Plan (the “2011 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)	This number excludes 232,053 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2014 and ended on February 27, 2015, after the end of our 2014 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under the 2011 Plan because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant. This number includes the number of shares that could be earned under the Company’s Long-Term Growth Program (described on pages 44-46 of the Compensation Discussion and Analysis section) if the maximum performance conditions were achieved over the entire three-year performance periods.

(3)	This number includes 3,467,942 shares that were available for future issuance under the ESPP at the end of our 2014 fiscal year, including the 232,053 shares described in footnote 2 above. For those grants prior to May 17, 2011, the number shown reflects the deduction of three shares from the Company’s share reserve for every one stock award at the time of grant and, for those grants on or after May 17, 2011, the number shown reflects the deduction of two shares from the Company’s share reserve for every one stock award at the time of grant, pursuant to the terms of the 2011 Plan.

(4)	The 2002 Stock Option Plan (discontinued in May 2006), which is described below, was not required to be approved by our shareholders.

Our 2011 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The plan described below was not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan (now the 2011 Long-Term Incentive Plan) by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan (now the 2011 Long-Term Incentive Plan). Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 18,568 awards remained outstanding under the 2002 Plan as of January 31, 2015.

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

Pursuant to the approval of the Audit and Finance Committee of the Board, Doris F. Fisher leased approximately 26,000 square feet of space in our One Harrison and Two Folsom, San Francisco headquarters locations under agreements expiring in 2016, primarily to display portions of her personal art collection. Mrs. Fisher is a co-founder of the Company, an Honorary Lifetime Member of the Board of Directors, and the mother of Robert J. Fisher and William S. Fisher. The lease agreements provided for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term.

Based on the Company’s headquarters space needs and Mrs. Fisher’s space needs, the Company determined that taking back a portion of the gallery space in 2014 would be beneficial to the Company. Accordingly, in February 2014, the Audit and Finance Committee reviewed and approved the terms of agreements to terminate the lease of the space in One Harrison in February 2014 and a portion of the space in Two Folsom in August 2014. The remaining portion of the space in Two Folsom (approximately 9,300 square feet) will continue to be leased by Mrs. Fisher at a base rent of $42.35 per square foot on the same terms as originally agreed. Rental income from this leased space for fiscal 2014 was approximately $670,000. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

APPENDIX A

THE GAP, INC.

EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION AWARD PLAN

(February 25, 2015 Amendment and Restatement)

1.	Purpose

The purpose of the Executive Management Incentive Compensation Award Plan (the “Plan”) is to motivate and reward eligible officers of The Gap, Inc. (the “Company”) and its affiliates with financial incentives if they meet or exceed certain goals. The Plan is designed with the intention that certain incentives paid hereunder to certain officers of the Company will be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder. The adoption of the Plan for current and future covered employees (determined under Code Section 162(m)) is subject to the approval of the Company’s shareholders.

2.	Definitions

2.1	“Award” means one or more awards to a Participant with respect to a Performance Period pursuant to the provisions of the Plan.

2.2	“Board” means the Board of Directors of the Company, as constituted from time to time.

2.3	“Committee” means the Compensation and Management Development Committee of the Board, or any other Committee appointed by the Board which is comprised of two or more “outside directors” as defined in regulations under Code Section 162(m).

2.4	“Participant” means any officer of the Company who is designated as a Participant by the Committee.

2.5	“Performance Goals” means, for Awards intended to comply with the performance-based compensation exception under Code Section 162(m), an objective formula or standard determined by the Committee (in its sole discretion) for a Performance Period, utilizing one or more of the following objectively defined and non-discretionary factors, pre-established by the Committee in accordance with the performance-based compensation exception of Code Section 162(m): (a) comparable store sales growth; (b) earnings; (c) earnings per share; (d) return on equity; (e) return on net assets; (f) return on invested capital; (g) gross sales; (h) net sales; (i) net earnings; (j) free cash flow; (k) total shareholder return; (l) stock price; (m) gross margin; (n) operating margin; (o) market share; (p) inventory levels; (q) expense reduction; and (r) employee turnover. For awards that are not intended to comply with the performance-based compensation exception under Code Section 162(m), Performance Goals may consist of objective and/or subjective elements based on any financial and/or non-financial criteria (including, without limitation, subjective criteria and individual performance) as established by the Committee in its sole discretion.

As determined in the discretion of the Committee, the Performance Goals for any Performance Period may to the extent consistent with the performance-based compensation exception under Code Section 162(m) for Awards intended to comply with the performance-based compensation exception thereunder (a) differ from Participant to Participant and from Award to Award; (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company; (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis (d) be measured on a pre-tax or after-tax basis; and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index).

Without limiting the foregoing, and to the extent permitted under Code Section 162(m) for Awards intended to comply with the performance-based compensation exception thereunder, the Committee shall adjust any performance criterion, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. All determinations by the Committee shall be made in objective terms and in accordance with Code Section 162(m) for Awards intended to comply with the performance-based compensation exception thereunder. Awards that are not intended to comply with the performance-based compensation exception under Code Section 162(m) may take into account other factors (including subjective factors).

For Awards intended to comply with the performance-based compensation exception under Code Section 162(m), the impact of objectively defined and non-discretionary items (includable in one or more of the following categories or other categories to the extent permitted by Code Section 162(m)) may be taken into account in any manner preestablished by the Committee in accordance with Code Section 162(m) when determining whether a Performance Goal has been attained: (a) changes in generally accepted accounting principles (“GAAP”); (b) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (c) the sale of investments or non-core assets; (d) discontinued operations, categories or segments; (e) legal claims and/or litigation and insurance recoveries relating thereto; (f) amortization, depreciation or impairment of tangible or intangible assets; (g) reductions in force, early retirement programs, or severance expense; (h) investments, acquisitions or dispositions; (i) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (j) natural catastrophes; (k) currency fluctuations; (l) stock based compensation expense; (m) early retirement of debt; (n) conversion of convertible debt securities; and (o) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations. For Awards that are not intended to comply with the performance-based compensation exception under Code Section 162(m), the Committee may adjust such Awards in its sole discretion.

2.6	“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

2.7	“Plan” means this Executive Management Incentive Compensation Award Plan as amended from time to time.

3.	Administration of the Plan

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards that are not intended to comply with the performance-based compensation exception under Code Section 162(m).

4.	Eligibility and Participation

Officers of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.	Amount of Awards

5.1	With respect to each Participant, the Committee shall establish one or more Performance Periods, one or more individual Participant incentive targets for each Performance Period, and the Performance Goal(s) to be met during such Performance Periods. With respect to Awards intended to comply with the performance-based compensation exception under Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals, and the targets shall comply with, to the extent required, the rules of Code Section 162(m). Notwithstanding the foregoing, the Committee may also grant Awards that are not intended to comply with the performance-based compensation exception under Code Section 162(m), which may be based on the Performance Goals and/or other financial or non-financial performance criteria (including, without limitation, subjective criteria and individual performance).

5.2	The maximum amount of any Awards that can be paid under the Plan to any Participant with respect to any 12-month Performance Period is $10,000,000, (pro-rated for Performance Periods of less than 12 months or a partial or whole multiple thereof for Performance Periods of more than 12 months) including the fair market value as of date of grant of any stock, restricted stock or stock-based or stock denominated units awarded to the Participant hereunder. For purposes of determining the maximum award payable, the fair market value of stock, restricted stock or other stock-based or stock denominated units with restrictions shall equal the fair market value of unrestricted stock or stock underlying such units without restrictions, respectively. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards that are not intended to satisfy the performance-based compensation exception under Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6.	Payment of Awards

6.1	Unless otherwise determined by the Committee, a Participant must be employed on the date the Award is to be paid. The Committee may make exceptions in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

6.2

Any Awards made under the Plan may be paid in cash, or its equivalent, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the Committee, subject to the requirements of Code Section 162(m) for Awards intended to comply with the performance-based compensation exception thereunder and Code Section 409A for all Awards; provided, that no Award intended to comply with the performance-based compensation exception under Code Section 162(m) will be paid to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived. Equity or equity based awards granted as payment for an Award shall be issued pursuant to the Company’s equity compensation plans in existence at the time of grant. The number of shares or units awarded shall be determined based on the fair market value of the Company’s common stock on the award grant date. For the avoidance of doubt, the fair market value of restricted stock and other stock-based or stock denominated units with restrictions shall be as set forth in Section 5 above.

7.	General

7.1	Tax Withholding. The Company shall have the right to deduct from all Awards any federal, state, or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

7.2	Claim to Awards and Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

7.3	Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

7.4	Nontransferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

7.5	Indemnification. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power than the Company may have to indemnify them or hold them harmless.

7.6	Expenses. The expenses of administering the Plan shall be borne by the Company.

7.7	Titles and Headings. The titles and headings of the sections of the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.8	Intent. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) with respect to Awards intended to comply with the performance-based compensation exception thereunder so that such Awards will be treated as performance-based compensation under Code Section 162(m). If any provision of such an Award does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Awards, the Plan may be operated without regard to the constraints of Code Section 162(m).

7.9	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

8.	Amendments, Suspension or Termination of the Plan

The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

This Proxy Statement is printed on paper manufactured from well-
managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used throughout. We encourage you to recycle this document when you are finished with it.

GAP INC. ATTN: MARIE MA TWO FOLSOM STREET SAN FRANCISCO, CA 94105

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GAP INC.
	The Board of Directors recommends that you vote FOR Items 1, 2, 3 and 4:

1. Election of Directors		For	Against	Abstain

Nominees:

1a. Domenico De Sole		☐	☐	☐
1b. Robert J. Fisher		☐	☐	☐			For	Against	Abstain
1c. William S. Fisher		☐	☐	☐	2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 30, 2016;	☐	☐	☐
1d. Isabella D. Goren		☐	☐	☐
1e. Bob L. Martin		☐	☐	☐
1f. Jorge P. Montoya		☐	☐	☐	3.	Approve the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan;	☐	☐	☐
1g. Arthur Peck		☐	☐	☐
1h. Mayo A. Shattuck III		☐	☐	☐	4.	Hold an advisory vote to approve the overall compensation of the named executive officers; and	☐	☐	☐
1i. Katherine Tsang		☐	☐	☐
1j. Padmasree Warrior		☐	☐	☐	5.	Transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M89201-P62246-Z65040

GAP INC.

Annual Meeting of Shareholders

May 19, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Arthur Peck, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions, as designated on the reverse side of this proxy, all of the shares of common stock of THE GAP, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM local time on May 19, 2015 at THE GAP, INC. Headquarters, Two Folsom Street, San Francisco, CA 94105, and any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side